UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Terreno Realty Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

10500 NE 8th Street, Suite 1910

Bellevue, Washington 98004

(415) 655-4580

March 22, 2024

Dear Fellow Stockholder:

You are cordially invited to attend the 2024 annual meeting of stockholders of Terreno Realty Corporation. This meeting will be held on Tuesday, May 7, 2024, at 8:00 a.m., local time, at our Bellevue office, 10500 NE 8th Street, Suite 1910, Bellevue, Washington 98004.

The attached proxy statement, accompanied by the notice of meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Terreno Realty Corporation by voting on the matters described in the proxy statement. Following the formal portion of the meeting, our directors and management team will be available to answer appropriate questions.

Your vote is important. Whether or not you plan to attend the meeting, please authorize a proxy to vote your shares as promptly as possible by calling the toll-free telephone number or via the internet. If you received a proxy card by mail, you may complete the enclosed proxy card and return it as promptly as possible. The proxy statement and the enclosed proxy card contain instructions regarding all three methods of voting. If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person.

We have also enclosed a copy of our 2023 Annual Report. Thank you for your interest in Terreno Realty Corporation.

Sincerely,

W. Blake Baird	Michael A. Coke
Chairman and Chief Executive Officer, Co-Founder	President, Co-Founder

TERRENO REALTY CORPORATION

10500 NE 8th Street, Suite 1910

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 7, 2024

To Our Stockholders:

Notice is hereby given that the 2024 annual meeting of the stockholders of Terreno Realty Corporation, a Maryland corporation, will be held on Tuesday, May 7, 2024 at 8:00 a.m., local time, at our Bellevue office, 10500 NE 8th Street, Suite 1910, Bellevue, Washington 98004. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of seven directors, each to serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

2.	A resolution to approve, on a non-binding, advisory basis, the compensation of certain executives, as more fully described in the accompanying proxy statement;

3.	The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2024 fiscal year; and

4.	Such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you were a stockholder of record of our common stock as of the close of business on March 8, 2024, you can vote in person or by proxy at the meeting. If you do not plan to attend the meeting and vote in person, please authorize a proxy to vote your shares in one of the following ways (if you received paper copies of the proxy materials):

•	Use the toll-free telephone number shown on your proxy card on or before 11:59 p.m., Eastern Time, on May 6, 2024 (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card on or before 11:59 p.m., Eastern Time, on May 6, 2024 and authorize a proxy via the internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope so that it is received by 11:59 p.m., Eastern Time, on May 6, 2024.

If you received a notice of internet availability of proxy materials, please follow the voting instructions in that notice. If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted. Stockholders who authorize a proxy over the internet, who authorize a proxy by telephone or who return proxy cards by mail prior to the meeting may nonetheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of our Board of Directors

W. Blake Baird Chairman and Chief Executive Officer

Bellevue, Washington

March 22, 2024

TERRENO REALTY CORPORATION

10500 NE 8th Street, Suite 1910

Bellevue, Washington 98004

(415) 655-4580

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting proxies to be voted at our 2024 annual meeting of stockholders, or the annual meeting. The annual meeting will be held at our Bellevue office, 10500 NE 8th Street, Suite 1910, Bellevue, Washington 98004 on Tuesday, May 7, 2024, at 8:00 a.m., Pacific Time. This proxy statement summarizes the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the proxy statement mailed?

A: The proxy statement, the enclosed proxy card and the 2023 Annual Report are being mailed or made available to stockholders beginning on or about March 22, 2024. As permitted by the rules of the Securities and Exchange Commission, or SEC, certain of our stockholders may receive a notice of internet availability of proxy materials, or Notice, which is also first being sent to stockholders on or about March 22, 2024, containing information on the availability of our proxy materials on the internet. Stockholders who received the Notice will not receive a paper copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2023 Annual Report and how you may vote by proxy.

Q:	Who is entitled to vote?

A: All stockholders of record of our common stock as of the close of business on March 8, 2024, the record date, are entitled to receive notice of the annual meeting and to cast one vote for each share of common stock they held of record at the close of business on the record date.

Q:	What is the quorum for the meeting?

A: Stockholders entitled to cast a majority of all votes entitled to be cast, as of the close of business on the record date, will constitute a quorum for the transaction of business at the annual meeting. No business may be conducted at the meeting if a quorum is not present. Broker non-votes (defined below) and abstentions will be counted as present in determining whether or not there is a quorum. As of the close of business on the record date, 90,038,801 shares of common stock were issued and outstanding.

If stockholders entitled to cast a majority of all votes entitled to be cast are not present, in person or by proxy, at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 8, 2024. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have without attending the annual meeting?

A: You are entitled to cast one vote for each share of our common stock you owned of record on the record date on each item submitted to you for consideration.

Q:	How do I vote without attending the annual meeting?

A: Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote. If you received a Notice, please follow the voting instructions in the Notice to authorize your proxy. If you received paper copies of the proxy materials, you may authorize your proxy by completing, dating, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by the internet or telephone as described in your proxy card. If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. Authorizing your proxy by mailing a proxy card, the internet or telephone will not limit your right to attend the annual meeting and vote your shares in person.

Q:	How do I vote my shares that are held by my broker, bank or other nominee?

A: If you have shares held through a broker, bank or other nominee, you should instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you. Most brokers, banks or other nominees allow you to provide voting instructions via the internet, mail or telephone.

Q:	What am I voting on?

A: You are being asked to consider and vote on the following proposals:

•	a proposal to elect seven directors, each to serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

•	a proposal to adopt a resolution to approve, on a non-binding, advisory basis, certain executive compensation as more fully described in this proxy statement; and

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2024 fiscal year.

In addition, your proxies will have the authority to vote in their discretion as to any other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

The following table sets forth the voting requirements with respect to each of the proposals:

Proposal 1	Election of Directors	Each director must be elected by a majority of the votes cast at the annual meeting. Accordingly, in an uncontested election, a nominee is elected if he or she receives more “FOR” votes than the total number of “AGAINST” votes. Please see the section entitled “Vote Required – Majority Vote Standard for Election of Directors” for a more detailed description of the majority voting standard in our bylaws.

Proposal 2	Non-binding, Advisory Approval of the Compensation of Our Named Executive Officers	To be adopted by stockholders, this resolution must receive the affirmative “FOR” vote of a majority of votes cast on this proposal at the annual meeting.

Proposal 3	Ratification of the Appointment of Independent Registered Certified Public Accounting Firm	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of votes cast on this proposal at the annual meeting

In respect of Proposals 1 and 2, abstentions and broker non-votes are not counted as votes cast and will have no effect on the result of the vote. For purposes of the vote on Proposal 3, abstentions are not counted as votes cast and will have no effect on the result of the vote.

Q:	Will there be any other items of business on the agenda?

A: Our board of directors does not know of any other matters that may be properly brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to our board of directors. In the event that any other matter should properly come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:  If you are a stockholder of record and properly submit your proxy via the internet, mail or telephone, your proxy will be voted at the annual meeting in accordance with your directions. If you sign and return a proxy card without giving specific voting instructions, then the Company-designated proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares and your broker, bank or nominee does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to the New York Stock Exchange, or NYSE, rules, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered certified public accounting firm (Proposal 3) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1) and the non-binding, advisory approval of executive compensation (Proposal 2) are considered non-discretionary items. A broker, bank or nominee may not vote your shares with respect to these non-discretionary items if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy with instructions and exercise your right to vote as a stockholder.

Q:	Who has paid for this proxy solicitation?

A: We have paid the entire expense of preparing, printing and mailing this proxy statement, the Notice and any additional materials furnished to stockholders.

Q:	May stockholders ask questions at the annual meeting?

A: Yes. There will be time allotted at the end of the meeting when our representatives will answer appropriate questions from the floor.

Q:	How do I submit a proposal or nominate a candidate for election as a director at the 2025 annual meeting of stockholders?

A: Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice accompanied by the information and other materials specified in our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2025 annual meeting of stockholders, but not included in our proxy statement, generally must be received by our corporate secretary after October 23, 2024 and prior to 5:00 p.m., Eastern Time, the close of business, on November 22, 2024. If the 2025 annual meeting of stockholders is scheduled to take place before April 7, 2025 or after June 6, 2025, then notice must be delivered no earlier than the 150th day prior to the 2025 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2025 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made by the Company. If the number of directors to be elected at the 2025 annual meeting of stockholders is increased, and there is no public announcement of such increase before November 12, 2024, then notice of nominees for any new positions created by such increase must be delivered not later than 5:00 p.m., Eastern Time, the close of business, on the later of November 12, 2024 and the tenth day after the day on which public announcement of such increase is first made by the Company.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2025 annual meeting of stockholders, or for presentation at such meeting, is November 22, 2024. Stockholder proposals to be included in our proxy materials relating to the 2025 annual meeting of stockholders must comply with all of the applicable requirements set forth in the rules and regulations of the SEC including Rule 14a-8. Additionally, the notice of a nomination must also set forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2025 annual meeting. Proposals or nominations and the other materials required by our bylaws or the Exchange Act should be mailed to the attention of our corporate secretary at 10500 NE 8th Street, Suite 1910, Bellevue, WA 98004. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

Q: Can I change my vote after I have voted?

A: Yes. Proxies properly submitted by the internet, mail or telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you have shares held through a broker, bank or other nominee and you instructed your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provided to you, you may change your voting instructions via submitting new voting instructions to your broker, bank or other nominee.

Q:	Can I find additional information on the Company’s website?

A: Yes. Our website is located at http://www.terreno.com. Although the information contained on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC.

Q:	How can I access the proxy materials electronically?

A: This proxy statement and our 2023 Annual Report, including our annual report on Form 10-K for the fiscal year ended December 31, 2023, are available at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, notices of internet availability of proxy materials, by mail, you can consent to receiving such materials electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above, on your proxy card or on the Notice to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Q:	What is householding?

A: The SEC permits a single set of annual reports, proxy statements and/or notices of internet availability of proxy materials to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Only one copy of the notice of internet availability of proxy materials may be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.

We will promptly deliver, upon oral or written request, a separate copy of the annual report, proxy statement and/ or notice of internet availability of proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. If any beneficial stockholder residing at such an address desires to receive a separate copy of the notice of internet availability of proxy materials at this time or to receive a separate notice of internet availability of proxy materials in the future, the stockholder should contact Investor Relations by telephone at (415) 655-4580 or by mail at Terreno Realty Corporation — Investor Relations, 10500 NE 8th Street, Suite 1910, Bellevue, WA 98004.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2024:

This proxy statement and our 2023 Annual Report, including our annual report on Form 10-K for the fiscal year ended December 31, 2023, are available at www.proxyvote.com.

CORPORATE GOVERNANCE AND RELATED MATTERS

Our business is managed under the direction of our board of directors. Our board of directors establishes our overall corporate policies, reviews our business strategy, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of our board of directors are kept informed of our business through discussions with our management, primarily at meetings of our board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management occur apart from such meetings. Our board of directors and each of its committees – audit, compensation and nominating and corporate governance – also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties. Each of the nominees is currently a director of the Company.

Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of business conduct and ethics may be viewed on our website at http://www.terreno.com under the “Investors” tab under the subheading “Corporate Profile” and under the heading entitled “Governance Documents.” These documents are also available without charge to stockholders who request them by contacting Terreno Realty Corporation — Investor Relations, 10500 NE 8th Street, Suite 1910, Bellevue, WA 98004.

Independent Directors

Under the corporate governance standards of the NYSE, at least a majority of our directors and all of the members of the audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In addition, our corporate governance guidelines provide that at least annually, our board of directors will evaluate all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or that might cause the director to cease to meet the applicable independence requirements or interfere with such director’s ability to satisfy his or her duties as a director. Our board of directors has determined that each of Gary N. Boston, LeRoy E. Carlson, Irene H. Oh, Douglas M. Pasquale and Dennis Polk is an “independent” director under the corporate governance standards of the NYSE and the SEC. Linda Assante, a current board member who is not standing for re-election at the annual meeting, was also determined by our board of directors to be an “independent” director under the corporate governance standards of the NYSE and the SEC. Therefore, following the election of the director nominees at the annual meeting, we believe that 71% of our board members will be “independent” under those rules.

Executive Sessions

Our non-management directors meet regularly in separate executive sessions without management participation. The executive sessions typically occur after each regularly scheduled meeting of our entire board of directors and at such other times that our non-management directors deem appropriate. The executive sessions are chaired by Mr. Pasquale, our Lead Director.

Nominations for Directors

The nominating and corporate governance committee will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information and materials required by our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting. See “Questions and Answers— How do I submit a proposal or nominate a candidate for election as a director at the 2025 annual meeting of stockholders?” for more information.

In evaluating nominees for director, the nominating and corporate governance committee does not differentiate between nominees recommended by stockholders and others. The nominating and corporate governance committee develops and recommends to our board of directors for its consideration and approval such criteria for identifying and recommending prospective nominees for election as directors as the nominating and corporate governance committee deems necessary or advisable in the context of the current make-up of our board of directors. The criteria include such factors as diversity, age, qualities (such as character, professional integrity, independence, judgment and business acumen), skills and experience, industry knowledge, requirements of the NYSE to maintain a minimum number of independent directors, requirements of the SEC to have persons with financial expertise on the Company’s audit committee, the ability of a candidate to devote sufficient time to the affairs of the Company, any actual or potential conflicts of interest, and the extent to which the candidate generally would be a desirable addition to our board of directors and any committees of our board of directors.

We do not have a formal diversity policy. However, the criteria above include a broad range of factors such as relevant experience, independence, commitment, compatibility with our board of directors and its committees and diversity. Additional information about our six current independent directors is below.

[1]

Diverse is defined as an individual that self-identifies as Black, African-American, North African, Middle Eastern, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaskan Native, or who self-identifies as gay, lesbian, bisexual, or transgender.

Communications with our Board of Directors

Our board of directors has implemented a process by which our stockholders or any interested parties may communicate with our board of directors as a whole or with individual members of our board of directors. Communications directed at our board of directors as a whole should be addressed to Terreno Realty Corporation, 10500 NE 8th Street, Suite 1910, Bellevue, WA 98004, Attn: Corporate Secretary, and communications directed at individual directors, including our Lead Director, should be addressed to the attention of the individual director at the same address. Such communications may be made on an anonymous or confidential basis. Our board of directors has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof.

Board Leadership Structure

Our corporate governance guidelines provide that our board of directors will periodically appoint a chairman of the board, who may either be independent or a management director, including our chief executive officer. The positions of chairman and chief executive officer are currently occupied by one individual, Mr. Baird. Our board of directors believes that this leadership structure serves us well, as Mr. Baird’s deep industrial real estate expertise across markets and cycles, as well as extensive public real estate investment trust, or REIT, operating experience, including as our co-founder, uniquely qualify him to serve as both chairman and chief executive officer. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making and aligns corporate strategy with the Company’s day-to-day operations. Combining the roles also promotes unified leadership and direction for our board of directors and management.

In his combined role, Mr. Baird sets the agenda for board meetings in consultation with our Lead Director and presides over all meetings of the full board. Since the chairman and chief executive officer positions are currently occupied by Mr. Baird, our board of directors appointed Mr. Pasquale, an independent director, as our Lead Director to ensure strong independent oversight. As Lead Director, Mr. Pasquale chairs the executive sessions of the non-employee directors, facilitates communications and resolves conflicts, if any, between our non-employee directors, other directors and our management and consults with and provides counsel to our chief executive officer as needed or requested. In performing these duties, our Lead Director consults with the chairpersons of the appropriate committees of our board of directors and solicits their participation in order to avoid diluting the authority or responsibility of the board committees and their chairpersons.

The Board’s Role in Risk Oversight

Our board of directors plays an important role in the Company’s risk oversight and discharges its duties both as a full board and through its committees. Our board is involved in risk oversight through its direct decision-making authority with respect to certain significant matters and review of our overall business strategy, as well as indirectly through the further oversight of management delegated to each of the board’s committees. Our board of directors relies on management to bring significant matters impacting our company to its attention but has processes for receiving information regarding such matters and providing oversight.

Our board of directors provides oversight of the Company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal, cybersecurity and strategic risks and mitigation strategies for such risks. In addition, as reflected in the audit committee charter, our board of directors has delegated to the audit committee responsibility to discuss and evaluate our processes and policies relating to certain risk assessment and risk management matters. In order to administer such oversight function, the audit committee receives periodic reports from members of senior management on areas of material risk to our company, including financial, operational, privacy, security, cybersecurity, competition, legal, regulatory, hedging and accounting risk exposure. The audit committee meets throughout the year and may discuss or consider our major risk exposures, receive updates on relevant developments and consider steps that our management has taken to monitor and mitigate any risk exposures.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Boston, Pasquale, Polk, Carlson and Mses. Assante and Oh served as a member our of compensation committee for the full year ended December 31, 2023, and Mr. Lee served as a member for part of the year ended December 31, 2023. No member of the compensation committee during 2023 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. Day-to-day responsibility for administering and interpreting our code of business conduct and ethics has been delegated by our board of directors to our president. Our code of business conduct and ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our code of business conduct and ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our code of business conduct and ethics may only be amended, or waived for the benefit of our directors and executive officers, by our board of directors or, if permitted, a committee of our board of directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments or waivers to our code of business conduct and ethics that apply to any of our executive officers on our website at http://www.terreno.com. No such waivers have been made. The full text of our code of business conduct and ethics is available on our website at http://www.terreno.com, under the “Investors” tab under the subheading “Corporate Profile” and under the heading entitled “Governance Documents.”

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.terreno.com under the heading “Investors”, under the subheading “Corporate Profile” and under the heading entitled “Governance Documents.”

MEETINGS AND COMMITTEES OF OUR BOARD OF DIRECTORS

Meetings

During the year ended December 31, 2023, our board of directors held a total of four meetings. Our directors attended 100% of the aggregate of (i) the number of the meetings of our board of directors which were held during the period that such person served on our board of directors and (ii) the number of meetings of committees of our board of directors held during the period that such person served on such committee. Members of our board of directors are encouraged to attend the annual meeting, but we currently do not have a formal policy with regard to the attendance of members of our board of directors at the annual meeting. All of our directors serving on our board of directors at the time of the 2023 annual meeting of stockholders attended our 2023 annual meeting of stockholders.

Committee Membership

Our board of directors has established three standing committees of our board of directors: the audit committee; the compensation committee; and the nominating and corporate governance committee, and has adopted written charters for each committee. Charters for the audit, compensation and nominating and corporate governance committees are available on our website at http://www.terreno.com under the “Investors” tab under the subheading “Corporate Profile” and under the heading entitled “Governance Documents.”

The current members of our board committees are set forth below.

Name	Audit		Compensation		Nominating and Corporate Governance
Linda Assante	X		X		X	*
Gary N. Boston	X		X		X
LeRoy E. Carlson	X	*	X		X
Irene H. Oh	X		X		X
Douglas M. Pasquale**	X		X		X
Dennis Polk	X		X	*	X

*	Chair
**	Lead Director

Audit Committee. The audit committee is composed of Messrs. Boston, Carlson, Pasquale and Polk and Mses. Assante and Oh, each of whom is an independent director and “financially literate” under the rules of the NYSE and the SEC. Mr. Carlson chairs the audit committee and has been determined by our board of directors to be an audit committee financial expert within the meaning of the rules of the SEC. The audit committee met four times during the year ended December 31, 2023.

The purposes of the audit committee are to:

•

assist our board of directors in its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) the performance of our internal audit function; and

•	prepare the report required by the rules of the SEC, which is set forth on page 24 of this proxy statement.

The audit committee is also responsible for engaging our independent registered certified public accounting firm, reviewing with the independent registered certified public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered certified public accounting firm, reviewing the independence of the independent registered certified public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee. The compensation committee is composed of Messrs. Boston, Carlson, Pasquale and Polk and Mses. Assante and Oh, each of whom is an independent non-employee director under the rules of the NYSE and the SEC. Mr. Polk chairs the compensation committee. The compensation committee met three times during the year ended December 31, 2023.

The purposes of the compensation committee are to:

•	discharge our board of directors’ responsibilities relating to compensation of our directors and executives;

•	oversee our overall compensation structure, policies and programs;

•	review our processes and procedures for the consideration and determination of director and executive compensation; and

•

prepare the compensation committee report, which is set forth on page 25 of this proxy statement, in accordance with the applicable rules and regulations of the SEC, the NYSE and any other rules and regulations applicable to us.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is composed of Messrs. Boston, Carlson, Pasquale and Polk and Mses. Assante and Oh, each of whom is an independent director under the rules of the NYSE and the SEC. Ms. Assante chairs the nominating and corporate governance committee. The nominating and corporate governance committee met once during the year ended December 31, 2023.

The purposes of the nominating and corporate governance committee are to:

•

identify individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and recommend that our board of directors select the director nominees for election at each annual meeting of stockholders;

•	review and make recommendations to our board of directors for committee appointments to each of the committees of our board of directors;

•	develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and periodically review and recommend any changes to such guidelines; and

•	oversee the annual evaluation of our board of directors and its committees.

Other Committees

Our board of directors may from time to time establish special or standing committees to facilitate the management of the Company or to discharge specific duties delegated to the committee by our full board of directors. Our board of directors has established the following committee:

Investment Committee. Our investment committee is currently composed of Messrs. Baird and Coke. Approval by our investment committee requires a unanimous vote. Our board of directors has delegated to our investment committee the authority to approve any investment under $100 million. Our board of directors must approve any investments of $100 million or more.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE

Environmental Stewardship

We believe we contribute positively to the environment by owning and operating facilities in infill locations close to population centers thereby minimizing vehicle miles traveled and the concomitant use of fuel and production of airborne particulate matter pollution. We do not develop buildings in greenfield locations. Sustainability for us means operating, redeveloping and repurposing existing facilities in infill locations. During the redevelopment of our facilities, we recycle, where possible, the building materials from existing buildings seeking to reduce construction waste. We focus on modern design solutions to reduce the impact on the environment. For example, when re-leasing and redeveloping our facilities, we reduce our carbon footprint by upgrading existing facilities with energy efficient lighting and heating, and water saving solutions.

Many of our properties are located in historical manufacturing sites and we remove hazardous materials and clean up those sites that have environmental contaminants. This improves the health conditions for on-site workers and provides a positive impact on the surrounding community.

Recent Environmental Highlights:

•

We expect additional host rooftop solar projects to become operational through 2024, helping us achieve our goal of producing rooftop solar energy on at least 5% of the total rooftop area of our portfolio by year-end 2024;

•

Increased our energy efficient lighting program with more than 78% of our portfolio containing energy efficient lighting as of December 31, 2023 and are committed to upgrading the lighting across the remainder of the portfolio as we gain access to units during vacancy periods;

•	Increased our GRESB Real Estate Assessment score from 56 to 60 and our MSCI ESG rating from B to BBB during 2023; and

•	Increased the number of white or reflective surface roofs to approximately 80% of the total rooftop area of our portfolio as of December 31, 2023.

Recent Green Building Certifications Update:

•	Received LEED Certification for 1,026,000 square feet of newly-developed buildings built on former landfill and industrial land sites; and

•	Commenced LEED certification on an additional 1,961,000 square feet of newly-developed buildings built on former landfill and industrial land sites.

Social Responsibility

We recognize that our success is linked to the talent and expertise of our people. We invest in our employees and are committed to growing individual skills and leadership qualities across our business. We have a dedicated ESG Committee to provide oversight to our ESG strategy with a focus on not only environmental stewardship, but also employee engagement. Our ESG Committee is led by our executive vice presidents and comprises employees at all levels of the Company. Our employees are encouraged to make healthy lifestyle decisions that can ultimately benefit the Company by reducing insurance claims and boosting productivity and we provide a monthly wellness reimbursement allowance. We encourage our employees to engage in volunteer work and provide paid time off to participate in charitable activities. We support our employees’ efforts to give back to their communities and match a portion of employee donations to qualifying nonprofit organizations.

We value diversity and have increased our board and employee diversity in terms of gender, underrepresented community identification and experience. As an equal opportunity employer, we promote a consistent message of diversity and inclusion and reward our employees based on merit and their contributions. Of our current seven independent directors, two self-identify as women and three self-identify as members of an underrepresented community.

Our properties are often located in traditionally under-served urban infill locations, and we transform these locations into highly functional industrial properties that facilitate job creation in the surrounding communities. Since our inception in 2010, we have invested more than $200 million in capital improvements in our portfolio that improve the operating efficiency of our portfolio as well as improve employee health and productivity.

Respect for human rights is a fundamental value of Terreno Realty Corporation. We endeavor to comply with all applicable human rights and labor rights laws. We expect our vendors and suppliers to adhere to these laws and encourage them to adopt similar policies within their own businesses.

Recent Social Responsibility Highlights:

•	Employee wellness reimbursement benefit;

•	100% of full-time employees receive restricted stock;

•	Continued partnership with Worklink to provide work and meaningful community inclusion for people with disabilities;

•	Hosted three volunteer days and donated to each local food bank where we own property;

•

Became a Founding Patron of Pension Real Estate Association (“PREA”) Foundation. The PREA Foundation works to advance diversity and inclusion in the institutional real estate industry. We will sponsor internships associated with the PREA Foundation in 2024 and 2025; and

•

Committed $150,000 over three years to support All Within My Hands’ Work Force Education program through the Metallica Scholars Initiative. Metallica Scholars is a major workforce education initiative that provides direct support to community colleges to enhance their career and technical education programs. One of our cofounders also committed $75,000 over three years.

Governance

We are committed to strong corporate governance and transparency for our stockholders. During 2023, we were ranked #3 among all REITs for Corporate Governance in the annual Green Street report on Executive Compensation and Corporate Governance.

Our independent directors stand for election every year, and each of the members of our board of directors standing for re-election at our 2023 annual meeting of stockholders was elected by at least 88% of the votes cast at such annual meeting. We have opted out of anti-takeover provisions and stockholder rights plans and we will not opt back into those provisions without stockholder approval. Our directors and employees comply with a comprehensive code of business conduct and ethics that encourages honesty, accountability and mutual respect and offers communication channels for handling ethical issues.

Our long-term incentive compensation is fully aligned with our stockholders’ interests. Performance shares are tied to three-year total stockholder return exceeding the MSCI U.S. REIT Index and FTSE Nareit Equity Industrial Index. We do not have an annual cash bonus plan for our chief executive officer or president and their long-term incentive compensation is paid solely in stock.

We believe that our executives and directors should own a meaningful equity interest in the Company to more closely align the interests of our executive officers and our stockholders. We require minimum stock ownership by our chief executive officer, president, executive officers and non-employee directors and in fact, our employees and directors own well in excess of $100 million of our common stock (calculated based on the closing price of our common stock on December 29, 2023). Each of our chief executive officer, president, other executive officers and non-employee directors are in compliance with their respective minimum stock ownership requirement. Further, our code of business conduct and ethics prohibits new investment and other trading in the member companies of the FTSE Nareit Equity Industrial Index.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors, each of whom has a term that expires at the annual meeting. Based on the recommendation of the nominating and corporate governance committee, our board of directors proposes that the nominees described below each be elected to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualify. All of the nominees are currently serving as our directors. Ms. Linda Assante will not be standing for re-election as a member of our board of directors. Upon the expiration of Ms. Assante’s term as a director at the annual meeting, the number of directors that will constitute our board of directors will be decreased from eight to seven.

The biographical descriptions for the nominees include the specific experience, qualifications, attributes and skills that led to the conclusion by our board of directors in the last sentence of each biography that such person should serve as a director.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
W. Blake Baird Age 63	Mr. Baird co-founded Terreno Realty Corporation and has served as chairman of our board of directors and our chief executive officer since February 2010. Mr. Baird was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to February 2010. Mr. Baird served as president of AMB Property Corporation (NYSE: AMB) from January 2000 to December 2006. AMB, now Prologis, Inc. (NYSE: PLD), is a leading global developer, owner and operator of industrial real estate. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its chief investment officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird currently serves as a director of Sunstone Hotel Investors, Inc. (NYSE: SHO), a lodging REIT. Previously, Mr. Baird was a Director of Alexander & Baldwin, Inc. (NYSE: ALEX), a Honolulu-headquartered real estate and agribusiness company, from 2006 to 2012 and Matson, Inc. (NYSE: MATX), a Honolulu-headquartered ocean transportation and logistics company, from 2012 to 2020. Mr. Baird is a former member of the Young Presidents’ Organization and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. in Economics from the Wharton School (magna cum laude) and a B.A. in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. from New York University. Our board of directors has determined that Mr. Baird’s qualifications to serve on our board of directors include his deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from his seven years of experience as president of AMB and his experience as our co-founder, chairman and chief executive officer.

Michael A. Coke Age 55	Mr. Coke co-founded Terreno Realty Corporation and has served as our president and as a director since February 2010. Mr. Coke also served as our chief financial officer from February 2010 until May 2013. Mr. Coke was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment management firm, from September 2007 to February 2010. From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB, now Prologis, Inc. (NYSE: PLD), which is a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
was AMB’s chief accounting officer from 1998 until January 2007. Mr. Coke was a member of AMB’s investment committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning. During his tenure at AMB, Mr. Coke was a three time recipient of Realty Stock Review’s Annual Outstanding CFO Award. From October 2005 to May 2007, Mr. Coke served as president and chief executive officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager. At Arthur Andersen, he primarily served public and private real estate companies, including several public REITs, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke was a director and chairman of the audit committee of DuPont Fabros Technology, Inc. (formerly NYSE: DFT), a wholesale data center REIT from 2007 to 2017 and a director of Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center, colocation and interconnection solutions from 2017 to 2021. Mr. Coke currently serves as a director and chair of the audit committee of Broadstone Net Lease, Inc. (NYSE: BNL), a REIT that acquires, owns and manages primarily single-tenant commercial real estate properties that are net leased to a diversified group of tenants. Mr. Coke received a bachelor’s degree in business administration and accounting from California State University at Hayward. Additionally, Mr. Coke is a member of the Board of Trustees of California State University East Bay Education Foundation. He is a former Certified Public Accountant. Our board of directors has determined that Mr. Coke’s qualifications to serve on our board of directors include his deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from his ten years of experience at AMB, most recently as chief financial officer, and his experience as our co-founder, president and previously as our chief financial officer.

Gary N. Boston Age 55	Mr. Boston has served on our board of directors since October 2022. Mr. Boston was Senior Portfolio Manager at APG Asset Management, a leading global manager of pension assets from July 2005 to May 2016. Mr. Boston served as a director of Retail Value Inc. (NYSE: RVI) from 2018 until its dissolution in June 2022. Mr. Boston holds a Bachelor of Arts from Duke University and a Masters of Business Administration from the Wharton School of Business. Our board of directors has determined that Mr. Boston’s qualifications to serve on our board of directors include his professional background and experience, including his investment track record in public securities, education and previously held senior-executive level positions.

LeRoy E. Carlson Age 78	Mr. Carlson has served on our board of directors since February 2010. Mr. Carlson has been a principal of NNC Apartment Ventures, LLC, a well-established firm specializing in the long-term investment in multi-family assets on the West Coast, since 1999. Mr. Carlson formerly served as executive vice president, chief operating officer, chief financial officer and board member of BRE Properties, Inc. (now Essex Property Trust, NYSE: ESS), a large multi-family NYSE–listed REIT based in San Francisco, California. In his role as chief operating officer, Mr. Carlson oversaw the company’s capital market activities, asset management and development and played a key role in two company mergers with an aggregate value of approximately two billion dollars. Mr. Carlson retired from BRE Properties, Inc. in October 2002. Prior to joining BRE Properties, Inc., Mr. Carlson served as vice president, chief financial officer and as a director of Real Estate Investment Trust of California from 1990 to March 1996. He was a partner and chief financial officer of William Walters Company, a southern California based asset management company and investor, from 1976 to 1990. Mr. Carlson is a Certified Public Accountant in California. He is a graduate of the University of Southern California. Our board of directors has determined that Mr. Carlson’s qualifications to serve on our board of directors include

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
his over 30 years of experience in the real estate industry and his prior experiences as a director, chief operating officer and chief financial officer of a NYSE-listed REIT.

Irene H. Oh Age 46	Ms. Oh has served on our board of directors since January 2023. Ms. Oh has served as Executive Vice President and Chief Risk Officer of East West Bancorp (Nasdaq: EWBC) and East West Bank since October 2023. Ms. Oh previously served as Executive Vice President and Chief Financial Officer of East West Bancorp and East West Bank from January 2010 to October 2023. Ms. Oh was a director of PS Business Parks, Inc. (NYSE: PSB) from April 2021 until its merger with Blackstone Inc. affiliates in July 2022. Ms. Oh serves on the board of directors and the audit committee of the United Way of Greater Los Angeles. Ms. Oh received a bachelor’s degree from California State University, Los Angeles and a master’s degree in accounting from the University of Southern California and is a Certified Public Accountant. Our board of directors has determined that Ms. Oh’s qualifications to serve on our board of directors include her professional background and experience, education and her experience as a chief risk officer and former chief financial officer of a Nasdaq-listed company.

Douglas M. Pasquale Age 69	Mr. Pasquale has served on our board of directors since February 2010. Mr. Pasquale has served as Founder and CEO of Capstone Enterprises Corporation, an investment and consulting firm, since January 1, 2012. Mr. Pasquale currently serves as Chairman of the Board of Sunstone Hotel Investors (NYSE: SHO), a lodging REIT, and previously served as Executive Chairman from March 7, 2022 until August 31, 2022 and as Interim CEO from September 2, 2021 through March 7, 2022. Mr. Pasquale served as Senior Advisor of HCP, Inc. (NYSE: HCP), an investor primarily in real estate serving the healthcare industry in the United States, from August 2017 through December 31, 2018. With the acquisition of Nationwide Health Properties (NYSE: NHP) by Ventas, Inc. (NYSE: VTR) in July 2011, Mr. Pasquale served as Senior Advisor to Ventas’s Chairman and CEO from July 2011 to December 2011. He served on the Ventas Board of Directors from July 2011 to May 2017. Prior to NHP’s acquisition, Mr. Pasquale served as Chairman of the Board of NHP from May 2009 to July 2011, as President and Chief Executive Officer of NHP from April 2004 to July 2011, and Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale was a director of NHP from November 2003 to July 2011. Mr. Pasquale previously served in various roles (most recently Chairman and Chief Executive Officer) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and Chief Executive Officer of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. In addition to serving as Chairman of the Board of Sunstone, Mr. Pasquale serves as lead director of Alexander & Baldwin, Inc. (NYSE: ALEX), a Honolulu-headquartered real estate and agribusiness company, and as a director of Dine Brands Global, Inc. (NYSE: DIN), which franchises Applebee’s and IHOP restaurants. He is also a member of the Board of Trustees of ExplorOcean. Mr. Pasquale is a successful leader in the real estate industry with extensive experience and strong skills in management, mergers and acquisitions and strategic planning. Mr. Pasquale received his B.S. in Accounting and his M.B.A. with highest honors from the University of Colorado. Our board of directors has determined that Mr. Pasquale’s qualifications to serve on our board of directors include his over 20 years of experience in the real estate industry and his experience as chairman, president and chief executive officer of a NYSE-listed REIT.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
Dennis Polk Age 57	Mr. Polk has served on our board of directors since February 2010. Mr. Polk has served as the Hyve Solutions Executive for TD SYNNEX Corporation (NYSE: SNX) since August 2023 and previously served as Executive Chair of the Board of Directors of TD SYNNEX Corporation from September 2021 to August 2023. Prior to SYNNEX Corporation (“SYNNEX”) merging with Tech Data Corporation in September 2021, Mr. Polk served as President, Chief Executive Officer and a Board Member of SYNNEX from March 2018 to August 2021. Mr. Polk joined SYNNEX in 2002 and, prior to his appointment as Chief Executive Officer in March 2018, served in several roles, including Chief Operating Officer and Chief Financial Officer. TD SYNNEX Corporation is a business process services company focused on distribution of information technology products, manufacturing and logistics services. Mr. Polk is a member of the board of directors of Concentrix Corporation (Nasdaq: CNXC), a leading global provider of customer experience solutions and technology, and was appointed in connection with its spin-off from SYNNEX in December 2020. A graduate of Santa Clara University, Mr. Polk received his bachelor’s degree in accounting and is an inactive Certified Public Accountant. Our board of directors has determined that Mr. Polk’s qualifications to serve on our board of directors include his experience as a board member, chief executive officer, chief operating officer and chief financial officer of NYSE-listed companies.

RECOMMENDATION – Our board of directors unanimously recommends a vote “FOR” each named nominee.

Vote Required – Majority Vote Standard for Election of Directors

Our bylaws provide that the vote standard for election of directors is a “majority vote of the votes cast” standard in uncontested elections of directors. This means that in an uncontested election, a nominee is elected as a director if he or she receives more “for” votes than the total number of “against” votes. In an election where the number of nominees is greater than the number of directors to be elected at the meeting, the nominees will be elected by a plurality of the votes cast in the election of directors.

Under our corporate governance guidelines, any director who fails to be elected by a majority vote is required to tender his or her resignation to our board of directors, subject to acceptance. The nominating and corporate governance committee will make a recommendation to our board of directors on whether to accept or reject the resignation or whether other action should be taken. Our board of directors will then act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in our board of director’s decision.

EXECUTIVE OFFICERS

As of the date of this proxy statement, our executive officers are as follows:

Name	Age	Position
W. Blake Baird	63	Chairman and Chief Executive Officer, Co-Founder
Michael A. Coke	55	President, Co-Founder
Jaime J. Cannon	48	Executive Vice President, Chief Financial Officer and Secretary
John T. Meyer	64	Executive Vice President, Chief Operating Officer

Messrs. Baird and Coke also serve as directors. Their biographical information can be found in the section entitled “Proposal 1 – Election of Directors” of this proxy statement. The following is a biographical summary of the experience of Messrs. Cannon and Meyer:

Jaime J. Cannon Age 48	Mr. Cannon currently serves as Executive Vice President and Chief Financial Officer of our Company and has overseen finance and accounting since 2010. Mr. Cannon also oversees our sustainability efforts and is a member of our Environmental, Social and Governance, or ESG, committee. From 2003 to 2010, Mr. Cannon worked at AMB Property Corporation, now Prologis, Inc. (NYSE: PLD), a leading global developer, owner and operator of industrial real estate, in various capacities, most recently as Vice President, Treasury. From 1997 to 2003, Mr. Cannon worked at Arthur Andersen LLP and PricewaterhouseCoopers LLP, most recently as an Audit Manager specializing in real estate companies. Mr. Cannon received a bachelor’s degree in Business Economics from the University of California at Santa Barbara and is a former California Certified Public Accountant and a member of the University of Washington Urban Freight Lab.

John T. Meyer Age 64	Mr. Meyer joined the Company in 2010 and currently serves as Executive Vice President and Chief Operating Officer overseeing the Company’s acquisitions and operations. Mr. Meyer previously served as Executive Vice President from August 2015 until his January 2024 promotion to Chief Operating Officer and as Senior Vice President overseeing the Company’s operations in the San Francisco Bay Area, Los Angeles and Miami from 2010 to August 2015. Mr. Meyer is also a member of our ESG Committee. From 1989 through 2009, Mr. Meyer worked at AMB Property Corporation, now Prologis, Inc. (NYSE: PLD) in various capacities, most recently as Senior Vice President, Director of Transactions, Southwest Region of North America. In this role, Mr. Meyer was responsible for the expansion of AMB’s portfolio in the Western United States through targeted acquisition and development of distribution and warehouse facilities. During his twenty-year tenure, he oversaw multiple areas of the company including Finance, Operations, Airport Facilities, and Customer Development. Mr. Meyer established AMB’s Airport Facilities Group which was responsible for the development and acquisition of on-airport facilities throughout the world. Mr. Meyer holds a BS degree in architecture from the University of Oklahoma and is a member of NAIOP.

PROPOSAL 2 – NON-BINDING, ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

As required by Section 14A of the Exchange Act, our board of directors is submitting for stockholder action the resolution set forth below to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution. At the 2023 annual meeting of stockholders, our stockholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our named executive officers on an annual basis. After taking into consideration this voting result and the prior recommendation of our board of directors in favor of an annual non-binding, advisory stockholder vote on the compensation of our named executive officers, the board of directors determined that it intends to continue to hold non-binding advisory votes on the compensation of our named executive officers every year until the next required advisory vote on the frequency of non-binding, advisory votes on the compensation of our named executive officers, which will occur not later than the 2029 annual meeting of stockholders.

This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as a whole as described in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis” in this proxy statement, our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation programs are designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for the year ended December 31, 2023.

Text of Resolution

“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

RECOMMENDATION – Our board of directors unanimously recommends a vote FOR adoption of this resolution.

Vote Required; Effect of Vote

The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company, our board of directors or the compensation committee and may not be construed as overruling a decision by the Company, our board of directors or the compensation committee or to create or imply any change to the fiduciary duties of our board of directors. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.

Nevertheless, the compensation committee values the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2024. Ratification of the appointment of our independent registered certified public accounting firm requires a majority of the votes cast on this proposal. Any votes not cast, whether by abstention or otherwise, will have no impact on the vote.

RECOMMENDATION: Our board of directors unanimously recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

Although stockholder ratification of the appointment of our independent registered certified public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered certified public accounting firm at any time if it determines that such a change would be in our best interest and the best interests of our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered certified public accounting firm.

In choosing our independent registered certified public accounting firm, the audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established and any material issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on auditor independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of any such firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Certified Public Accounting Firm

Aggregate fees for professional services rendered by Ernst & Young LLP, our independent certified registered public accounting firm, during the years ended December 31, 2023 and December 31, 2022 were as follows:

	2023	2022
Audit Fees	$2,059,419	$1,849,460
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,059,419	$1,849,460

Audit Fees

Audit fees for 2023 and 2022 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2023 and 2022, reviews of our interim consolidated financial statements, which were included in each of our quarterly reports on Form 10-Q during the years ended December 31, 2023 and 2022 and comfort letters.

Audit-Related Fees

There were no fees billed for 2023 or 2022 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees.”

Tax Fees

There were no fees billed for 2023 or 2022 related to tax compliance, tax advice and tax planning services rendered by Ernst & Young LLP.

All Other Fees

All other fees set forth in the table above represent fees and expenses for products and services that are not “Audit Fees”, “Audit-Related Fees” or “Tax Fees.” No such fees were paid in 2023 or 2022.

Pre-Approval Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered certified public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all audit and non-audit services provided to us by our principal accountant during the 2023 and 2022 fiscal years.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

In accordance with its written charter adopted by the board of directors, the audit committee’s role is to assist the board of directors in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. The audit committee currently consists of six members, each of whom is “independent” as that term is defined by the governance standards of the NYSE and the rules and regulations of the SEC.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of the Company’s employees and it may not be, and may not represent itself to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the Company’s independent auditors included in their report on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the year ended December 31, 2023 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the year ended December 31, 2023 with our independent auditors and discussed with them all of the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the audit committee has received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with our independent auditors their independence from our management and from us. Upon its review, the audit committee has satisfied itself as to our independent auditors’ independence.

Based on the review and discussions with management and the independent auditors, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission. The undersigned members of the audit committee have submitted this report to the Company.

Members of the Audit Committee

LeRoy E. Carlson, Chair

Linda Assante

Gary N. Boston

Irene H. Oh

Douglas M. Pasquale

Dennis Polk

COMPENSATION COMMITTEE REPORT

The undersigned members of the compensation committee of the board of directors of Terreno Realty Corporation submit this report in connection with our review of the Compensation Discussion and Analysis section of this proxy statement for the year ended December 31, 2023.

We have reviewed the Compensation Discussion and Analysis and have discussed it with management. Based on the reviews and discussions referred to below, we recommended to the board of directors that the Compensation Discussion and Analysis section of this proxy statement be included in this proxy statement.

Members of the Compensation Committee

Dennis Polk, Chair

Linda Assante

Gary N. Boston

LeRoy E. Carlson

Irene H. Oh

Douglas M. Pasquale

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follows. It is also intended to provide both a review of our compensation policies and programs for 2023 and describe our compensation policies and programs with respect to our executive officers. Our goal is to provide a better understanding of our compensation practices and the decisions made concerning the compensation payable to our executive officers, consisting of our chairman and chief executive officer, Mr. Baird, our president, Mr. Coke, and our executive vice presidents, Messrs. Cannon and Meyer, in the “Summary Compensation Table” below. These officers are referred to herein as the “named executive officers.”

The compensation committee of our board of directors designs and administers our executive compensation programs. All principal elements of compensation paid to our executive officers are subject to approval by the compensation committee. The Compensation Committee Report appears on page 25 of this proxy statement.

Objectives

The principal objectives of our executive compensation programs are to:

•	align the interest of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	motivate our executives to manage our business to meet our near, medium, and long-term objectives and reward them for meeting these objectives and for exceptional performance;

•	assist in attracting and retaining talented and well-qualified executives;

•

be competitive with other REITs that we consider to be peers based on asset class (including certain members of the FTSE Nareit Equity Industrial Index which are: Americold Realty Trust, EastGroup Properties, Inc., First Industrial Realty Trust, Inc., Industrial Logistics Properties Trust, Innovative Industrial Properties, Inc., LXP Industrial Trust, Plymouth Industrial REIT, Inc., Prologis, Inc., Rexford Industrial Realty, Inc. and STAG Industrial, Inc.) or size; and

•	encourage and provide the opportunity for our executives to obtain meaningful ownership levels of our stock.

Management’s and Advisor’s Role in Compensation Decisions

The compensation committee evaluates the performance of our chairman and chief executive officer, president and our executive officers and determines their compensation based on this evaluation. Messrs. Baird and Coke make recommendations to the compensation committee for equity awards and other compensation for other employees throughout the Company. The compensation committee can accept or reject these recommendations at its discretion. Under its charter, the compensation committee has the authority to engage independent compensation consultants or other advisors. To date, we have not retained an independent compensation consultant.

Principal Elements of Compensation and Total Direct Compensation

We have designed our executive compensation programs to include three principal elements—base salary, annual cash incentive bonus (for our executive vice presidents) and long-term equity incentives, in the form of common stock awards, which are integrated into our compensation programs and are intended to achieve the objectives set forth above. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We believe that attractive base salaries can also motivate and reward executives. We believe that annual cash incentive bonus payments can incentivize our executives to attain near-term and medium term business objectives. However, while important, such near-term business objectives, even if achieved, may not produce superior long-term stockholder value. Accordingly, we do not have an annual cash incentive bonus plan for Messrs. Baird or Coke, which allows them to construct and evaluate our short-term objectives while more effectively thinking solely of long-term stockholder value creation. Our executive vice presidents are eligible to receive an annual cash incentive bonus based upon their individual performances, as further described below. We believe that long-term equity incentives align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases.

In 2023, the compensation committee used the following peer companies, which are companies engaged in the industrial real estate industry or are of comparable size and scope, to benchmark executive compensation, which we refer to herein as our peer companies:

Primary Industrial Peers:

EastGroup Properties, Inc.

First Industrial Realty Trust, Inc.

Innovative Industrial Logistics Properties Trust

LXP Industrial Trust

Rexford Industrial Realty, Inc.

STAG Industrial, Inc.

Size Based Peers:

Agree Realty Corporation

Apartment Income REIT Corp.

Brixmor Property Group Inc.

National Storage Affiliates Trust

Medical Properties Trust, Inc.

Kite Realty Group Trust

Spirit Realty Capital, Inc.

Philips Edison & Company, Inc.

Rayonier Inc.

Ryman Hospitality Properties, Inc.

Base Salaries. In order to attract and retain the most talented and experienced executives in our industry, we set the base salaries of executive officers at levels that are competitive with our peer companies that compete with us for executive talent. Base salaries are established in part based on the individual experience, skills and expected contributions during the coming year and the executive’s performance during the prior year.

Increases in base salary are left to the discretion of the compensation committee. During 2023, no changes were made to Messrs. Baird, Coke, Cannon and Meyer’s base salaries.

Annual Cash Incentive Bonus. In order to more fully align compensation with long term stockholder value creation as stated above, and in order to increase the overall equity component in their pay mix, we do not have, nor are we currently planning to adopt, an annual cash incentive bonus plan for Messrs. Baird or Coke, although we reserve our right to do so in the future. Our executive vice presidents, Messrs. Cannon and Meyer, received an annual cash incentive bonus primarily based upon the achievement of individual performance objectives, which for 2023 included capital deployment, ESG initiatives, operational targets and raising equity capital (all in accordance with the Company’s annual business plan) and long-term strategic goals.

Time-Vesting Restricted Stock Awards. We believe that providing our executives with equity incentives will create longer-term alignment with stockholders and further meet the Company’s objectives of building equity ownership and meaningful value in the Company for the Company’s executives. As such, our executives are eligible to receive grants of time-vesting restricted stock under our 2019 Equity Incentive Plan. On August 1, 2023, the compensation committee granted 25,489 shares of restricted common stock with a grant date fair value, computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of $1,500,028 to each of Messrs. Baird and Coke and 11,046 shares of restricted common stock with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $650,057 to each of Messrs. Cannon and Meyer in recognition of cumulative accomplishments, progress on our long-term strategic plan adopted in 2020 and in order to provide competitive compensation with our peer companies, retain our key executives and align their long-term interests with those of our stockholders. These shares of restricted stock vest with respect to 100% of the shares on the fifth anniversary of the date of grant, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date. Realized value for such awards increases or decreases based on the increase or decrease in the value of our common stock over the vesting period, further aligning the incentive with stockholder value creation.

Long-Term Incentive Plan. In order to directly align the long-term incentive compensation of our executives with the achievement of enhanced value for our stockholders and to provide executives with the potential to earn equity awards subject to the long-term performance of our common stock, the compensation committee administers the Company’s Long-Term Incentive Plan (the “Long-Term Incentive Plan”). Under our Long-Term Incentive Plan, our executives performance share target awards are expressed as a number of shares of common stock and settled in shares of common stock. Participants receive a target award with respect to each index specified below, and each target award consists of the same number of shares of our common stock. Generally, performance measurement periods under the Long-Term Incentive Plan run for three calendar years and begin on January 1 of each year. These performance-based awards are variable incentive, at-risk awards. The performance goals to achieve any payout are high-reach and formulaic rather than qualitative. No dividends are paid to our executives related to these awards during the performance measurement periods.

The amount earned under our Long-Term Incentive Plan for any performance measurement period is determined by our success in attaining or exceeding performance goals linked to each of the following two metrics during the performance measurement period:

•

50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of the MSCI U.S. REIT Index (RMS); and

•

50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of the FTSE Nareit Equity Industrial Index.

The two main performance goals were established to focus our named executive officers on generating superior total stockholder return over time. Our compensation committee believes that achievement of the “target” level of performance of the two main performance goals, i.e., exceeding both applicable indices will require significant effort and substantial progress toward the goals of our strategic plan. If one of the performance goals is achieved at target level, each participating executive will receive an award equal to 50% of their target award attributable to such performance goal for the performance period, with no payout made with respect to the performance goal that did not achieve target level for the performance period. If we achieve the target level for both performance goals, each participating executive will receive an award equal to 100% of their total target award for the performance period and if we do not achieve target level for both performance goals, no awards will be earned for the performance period. To the extent that our performance exceeds either performance goal by at least 100 basis points per year, each participating executive will receive an award equal to 150% of their target award and, if our performance exceeds both performance goals by at least 100 basis points per year, each participating executive will receive an award equal to 300% of their total target award. If our total stockholder return for the performance measurement period exceeds the compound, annualized percentage return of one of the applicable indices for such period but the excess is less than 100 basis points per annum, the size of awards earned by participants with respect to such index will be determined by linear interpolation. By way of illustration only, if our total stockholder return is 50 basis points per annum in excess of the applicable index, participants will receive an award equal to 150% of the target award attributable to such index. We believe achieving this maximum payout is difficult. In the event that our total stockholder return is negative for any performance period, even if we have outperformed the applicable indices, any incentive compensation earned for that performance period will be reduced by 50%, further aligning pay with stockholder returns.

Based on the methodology above, the total stockholder return of Terreno Realty Corporation, the FTSE Nareit Equity Industrial Index and MSCI U.S. REIT Index (RMS) are listed below. Our compensation committee determined, based on the methodology described above, the following awards were earned for the performance measurement periods specified below:

	Total Stockholder Return
Performance Measurement Period	Terreno Realty Corporation	FTSE Nareit Equity Industrial Index	MSCI U.S. REIT Index (RMS)	Award Earned by Each of CEO and President ($)	Award Earned by Each Executive Vice President ($)(1)
February 16, 2010 – December 31, 2012 (2)	(18.4)%	45.3%	75.7%	—	N/A
January 1, 2011 – December 31, 2013 (2)	5.5%	21.2%	32.6%	—	N/A
January 1, 2012 – December 31, 2014 (2)	49.3%	72.5%	59.4%	—	N/A
January 1, 2013 – December 31, 2015 (2)	61.7%	33.9%	37.2%	1,500,000	N/A
January 1, 2014 – December 31, 2016 (2)	74.5%	60.3%	43.1%	1,650,000	750,000
January 1, 2015 – December 31, 2017 (2)	84.2%	60.8%	15.7%	2,250,000	780,000
January 1, 2016 – December 31, 2018 (2)	68.7%	55.9%	10.1%	2,250,000	780,000
January 1, 2017 – December 31, 2019 (2)	100.6%	75.0%	26.0%	2,295,000	900,000
January 1, 2018 – December 31, 2020 (2)	72.6%	60.6%	10.2%	2,355,000	924,000
January 1, 2019 – December 31, 2021 (3)	146.0%	160.7%	61.6%	3,667,641	1,742,219
January 1, 2020 – December 31, 2022 (3)	12.8%	31.4%	1.3%	1,902,643	792,825
January 1, 2021 – December 31, 2023 (3)	17.8%	39.5%	23.8%	—	—

(1)	Messrs. Cannon and Meyer became eligible to receive equity grants under our Long-Term Incentive Plan commencing with the three-year measurement period of January 1, 2014 to December 31, 2016.
(2)	Such awards were paid in shares of common stock using the 10-day weighted average stock price of Terreno Realty Corporation prior to issuance.
(3)

Represents the dollar value of the aggregate share awards issued to the applicable executive calculated using the closing price per share of common stock on the last day of trading of the preceding year.

Our compensation committee granted the following aggregate target and maximum awards expressed as a number of shares under the Long-Term Incentive Plan in 2022, 2023 and 2024 for the following performance periods. The target number of shares was determined using a target dollar value and converting such dollar value to shares using the 10-day weighted average stock price of Terreno Realty Corporation. The aggregate targets are as follows:

	January 1, 2022 – December 31, 2024 Performance Measurement Period			January 1, 2023 – December 31, 2025 Performance Measurement Period			January 1, 2024 – December 31, 2026 Performance Measurement Period
	Aggregate Target Awards ($) on Date of Grant	Aggregate Target Awards (# of Shares)	Aggregate Maximum Awards (# of Shares)	Aggregate Target Awards ($) on Date of Grant	Aggregate Target Awards (# of Shares)	Aggregate Maximum Awards (# of Shares)	Aggregate Target Awards ($) on Date of Grant	Aggregate Target Awards (# of Shares)	Aggregate Maximum Awards (# of Shares)
W. Blake Baird	1,600,000	19,324	57,972	2,000,000	34,938	104,814	2,300,000	36,632	109,896
Michael A. Coke	1,600,000	19,324	57,972	2,000,000	34,938	104,814	2,300,000	36,632	109,896
Jaime J. Cannon	650,000	7,850	23,550	800,000	13,976	41,928	950,000	15,132	45,396
John T. Meyer	650,000	7,850	23,550	800,000	13,976	41,928	950,000	15,132	45,396

Note that the target dollar values reported above differ from the grant date fair values computed in accordance with FASB ASC Topic 718, which are reported in the “Summary Compensation Table” below.

At-Risk Compensation. For 2023, approximately 84% of Messrs. Baird and Coke’s direct compensation was at-risk equity, of which approximately 54% was variable incentive equity based solely on three-year total stockholder return outperformance under the Long-Term Incentive Plan and approximately 30% was variable incentive equity based on changes in stock price during the restricted stock vesting period.

Other Elements of Compensation

Retirement Benefits. We maintain a 401(k) retirement plan in which all employees are eligible to participate on the same terms. Under the 401(k) retirement plan, we make contributions of up to 3% of the participant’s annual compensation. Our contributions are 100% vested when made and are subject to applicable IRS limits and regulations.

Deferred Compensation Plan. On November 6, 2019, we adopted the Terreno Realty Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of our officers, non-employee directors and other key employees in which the participant may elect to defer cash compensation and/or equity awards granted under the 2019 Equity Incentive Plan. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. See “Nonqualified Deferred Compensation” for more information.

Severance Agreements. We have severance agreements with each of Messrs. Baird, Coke, Cannon and Meyer. A summary of these severance agreements appears in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control.” These agreements provide for various payments and benefits to the executives if their employment with us is terminated in certain circumstances. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. These agreements are intended to ensure the ongoing commitment and continued attention and dedication of these executive officers to their assigned duties and to the best interest of our stockholders in the event of a change in control or other potential termination events.

Other Compensation Practices and Policies

Equity Award Grant Practices. The compensation committee generally makes annual equity awards to our named executive officers under the Long-Term Incentive Plan during the third quarter of each year and to our non-executive employees under the 2019 Equity Incentive Plan during the first quarter of each year. In 2022, 2023 and 2024, awards were made to our non-executive employees at the compensation committee’s regularly scheduled meetings in February. The grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information and is set during the prior calendar year.

The compensation committee may also make equity grants during the course of the year, primarily for new hires, promotions to retain valued employees, to award exceptional performance or otherwise. Generally, these grants are subject to performance or time vesting, and are issued on the date of compensation committee approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the Company.

Section 162(m). The SEC requires that we comment on our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to the chief executive officer and certain other highly compensated executive officers. Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the Tax Cuts and Jobs Act made certain changes to Section 162(m) of the Code. Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2018, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.

We believe that, because we intend to maintain our qualification as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the compensation committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Non-Binding Advisory Vote on Executive Compensation. In determining executive compensation for 2023, the compensation committee also considered the results of the non-binding, advisory vote on the compensation of our named executive officers at our 2023 and 2022 annual meetings of stockholders. Approximately 93% and 94%, respectively, of the shares voted on the matter at both our 2023 and 2022 annual meetings of stockholders, were cast in support of our compensation decisions and policies. The compensation committee considered stockholder support reflected by these results and determined to use the same approach and philosophy in 2023 as we used in 2022 in determining executive compensation.

Policy Concerning Hedging and Pledging Transactions. Our insider trading policy prohibits our officers, directors and employees from engaging in transactions of a speculative nature involving our securities. The policy prohibits short sales and other hedging transactions and also generally prohibits transactions involving derivative securities, such as options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our equity securities. The policy prohibits all of our directors and officers from margining our securities, holding our securities in a margin account or pledging our securities as collateral for a loan unless such pledge is pre-approved by our audit committee. There have been no such approvals of any pledges to date. Further, our code of business conduct and ethics prohibits new investment and other trading in the member companies of the FTSE Nareit Equity Industrial Index.

Clawback Policy. Our compensation recovery policy requires recovery from executive officers of incentive-based compensation that is earned, granted or vested based on the achievement of a financial reporting measure in the event of a required restatement of previously issued financial statements. The recoverable compensation includes any compensation received after the effective date of the clawback policy and in the three-year fiscal period preceding the date the Company was required to prepare the restatement that is in excess of the amount that would have been received had it been calculated based on the restated financial statements. Recovery is required regardless of fault or a covered officer’s role in the financial reporting process. Notwithstanding the foregoing, we are not required to ecoup such excess compensation if recovery would be impractical and either (i) the third-party costs associated with recovery would exceed the amount to be recovered or (ii) recovery would cause a tax qualified plan to fail to remain tax qualified. The clawback policy complies with Rule 10D-1 under the Exchange Act, adopted by the SEC in October 2022, and has been filed as an exhibit to the Company’s Annual Report on Form 10-K

Risk Considerations in our Compensation Programs. The compensation committee monitors our compensation policies and practices for our employees to determine whether they encourage unnecessary or excessive risk-taking. The compensation committee has reviewed our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Pay Ratio Disclosure Rule. Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). Our PEOs for purposes of determining such ratio is Mr. Baird, our chief executive officer, and Mr. Coke, our president. The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization. As set forth in the table below, our 2023 PEO to median employee pay ratio was 24.3 to 1.

	Compensation of Each of Chairman and Chief Executive Officer and President	Compensation of Median Employee
Base Salary	$800,000	$124,200
Bonus	—	31,250
Stock awards	4,236,901	50,000
All other compensation	9,900	2,013

Total	$5,046,801	$207,463

As permitted by SEC rules, we used the same median employee selected for the year ended December 31, 2022 because we believe there has been no change in our employee population or compensation arrangements that would result in a significant change to our pay ratio disclosure. That employee was initially identified using the annual base salary and bonus paid during the year ended December 31, 2022, plus any stock awards granted in 2022 for all individuals who were employed by us on December 31, 2022. Total compensation was annualized for all those employees that were not employed for the full year of 2022.

What We Do and Do Not Do. In summary, we do not: grant stock options or partnership units as compensation, allow pledging or hedging of our stock by employees or directors, allow new investment in member companies of the FTSE Nareit Equity Industrial Index, allow excise tax gross ups or pay annual cash bonuses to Messrs. Baird or Coke. We do: align pay with performance heavily weighted to be at-risk, high degree of difficulty performance-based equity, require significant stock ownership and have double-trigger change of control provisions.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or awarded to each of our named executive officers for 2023, 2022 and 2021. For a more thorough discussion of our executive compensation programs, see “Compensation Discussion and Analysis” which begins on page 26 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)		All Other Compensation ($) (8)	Total ($)
W. Blake Baird Chairman and Chief Executive Officer, Co-Founder	2023 2022 2021	800,000 800,000 800,000	— — —	4,236,901 3,620,541 3,031,603	(2) (3) (4)	9,900 9,150 8,700	5,046,801 4,429,691 3,840,303
Michael A. Coke President, Co-Founder	2023 2022 2021	800,000 800,000 800,000	— — —	4,236,901 3,620,541 3,031,603	(2) (3) (4)	9,900 9,150 8,700	5,046,801 4,429,691 3,840,303
Jaime J. Cannon Executive Vice President and Chief Financial Officer	2023 2022 2021	400,000 367,500 339,125	375,000 400,000 420,000	1,745,496 1,539,561 1,298,059	(5) (6) (7)	9,900 9,150 8,700	2,530,396 2,316,211 2,065,884
John T. Meyer Executive Vice President and Chief Operating Officer (9)	2023 2022 2021	400,000 367,500 339,125	375,000 400,000 420,000	1,745,496 1,539,561 1,298,059	(5) (6) (7)	9,900 9,150 8,700	2,530,396 2,316,211 2,065,884

(1)

We do not have, nor are we currently planning to adopt, an annual cash incentive bonus plan for Messrs. Baird and Coke although we reserve our right to do so in the future. For Messrs. Cannon and Meyer, the amounts reported reflect annual cash incentive bonuses paid in 2024, 2023 and 2022 for performance in 2023, 2022 and 2021, respectively, to the extent any such bonuses were paid as reported above. For a further discussion of the annual cash incentive bonuses with respect to Messrs. Cannon and Meyer, see “Annual Cash Incentive Bonus” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

(2)

Includes aggregate awards granted by our compensation committee in 2023 under our Long-Term Incentive Plan for the performance period from January 1, 2023 to December 31, 2025 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $2,736,873 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2023 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The aggregate target potential future payout for the performance measurement period is 34,938 shares and the maximum aggregate potential future payout for the performance measurement period for each executive is 104,814 shares. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

Also includes an award of 25,489 shares of restricted stock granted to each of Messrs. Baird and Coke on August 1, 2023 under our 2019 Equity Incentive Plan with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,500,028. These shares of restricted stock vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Outstanding Equity Awards at Fiscal Year End” table below.

(3)

Includes aggregate awards granted by our compensation committee in 2022 under our Long-Term Incentive Plan for the performance period from January 1, 2022 to December 31, 2024 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,820,514 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2022 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2022 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The aggregate target potential future payout for the performance measurement period is 19,324 shares and the maximum aggregate potential future payout for the performance measurement period for each executive is 57,972 shares. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

Also includes an award of 28,944 shares of restricted stock granted to each of Messrs. Baird and Coke on August 2, 2022 under our 2019 Equity Incentive Plan with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,800,027. These shares of restricted stock vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2022 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Outstanding Equity Awards at Fiscal Year End” table below.

(4)

Includes aggregate awards granted by our compensation committee in 2021 under our Long-Term Incentive Plan for the performance period from January 1, 2021 to December 31, 2023 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,531,544 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2021 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2021 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The aggregate target potential future payout for the performance measurement period is 22,818 shares and the maximum aggregate potential future payout for the performance measurement period for each executive is 68,454 shares. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

Also includes an award of 21,995 shares of restricted stock granted to each of Messrs. Baird and Coke on August 3, 2021 under our 2019 Equity Incentive Plan with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,500,059. Of the 21,995 shares of restricted stock granted to each of Messrs. Baird and Coke, 7,332 fully vested on August 4, 2022 and 14,663 shares will fully vest on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2021 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Outstanding Equity Awards at Fiscal Year End” table below.

(5)

Includes aggregate awards granted by our compensation committee in 2023 under our Long-Term Incentive Plan for the performance period from January 1, 2023 to December 31, 2025 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,095,439 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2023 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The aggregate target potential future payout for the performance measurement period is 13,976 shares and the aggregate maximum potential future payout for the performance measurement period for each executive is 41,928 shares. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

Also includes an award of 11,046 shares of restricted stock granted to each of Messrs. Cannon and Meyer on August 1, 2023 under our 2019 Equity Incentive Plan with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $650,057. These shares of restricted stock vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Outstanding Equity Awards at Fiscal Year End” table below.

(6)

Includes aggregate awards granted by our compensation committee in 2022 under our Long-Term Incentive Plan for the performance period from January 1, 2022 to December 31, 2024 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $739,549 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2022 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2022 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The aggregate target potential future payout for the performance measurement period is 7,850 shares and the aggregate maximum potential future payout for the performance measurement period for each executive is 23,550 shares. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

Also includes an award of 12,864 shares of restricted stock granted to each of Messrs. Cannon and Meyer on August 2, 2022 under our 2019 Equity Incentive Plan with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $800,012. These shares of restricted stock vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2022 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Outstanding Equity Awards at Fiscal Year End” table below.

(7)

Includes aggregate awards granted by our compensation committee in 2021 under our Long-Term Incentive Plan for the performance period from January 1, 2021 to December 31, 2023 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $647,976 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2021 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2021 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The aggregate target potential future payout for the performance measurement period is 9,654 shares and the aggregate maximum potential future payout for the performance measurement period for each executive is 28,962 shares. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

Also includes an award of 9,532 shares of restricted stock granted to each of Messrs. Cannon and Meyer on August 3, 2021 under our 2019 Equity Incentive Plan with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $650,082. Of the 9,532 shares of restricted stock granted to each of Messrs. Cannon and Meyer, 2,200 fully vested on August 4, 2022 and 7,332 will fully vest on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2021 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Outstanding Equity Awards at Fiscal Year End” table below.

(8)	Represents the amount of our contributions to the executive’s 401(k) plan.
(9)	Mr. Meyer was promoted to the position of Executive Vice President, Chief Operating Officer on January 8, 2024. Prior to January 8, 2024, Mr. Meyer served as our Executive Vice President.

GRANTS OF PLAN-BASED AWARDS

The table below contains information regarding each grant of a plan-based award made to each of our named executive officers during 2023.

	Estimated Future Payouts under Equity Incentive Plan Awards (1)
Name	Aggregate Target# of Shares	Aggregate Maximum # of Shares	Grant Date Fair Value of Equity Incentive Plan Award ($)	All other Stock Awards: Number of Shares of Stock (#) (2)	Grant Date Fair Value of Stock Awards ($)
W. Blake Baird	34,938	104,814	2,736,873	25,489	4,236,901 (3)
Michael A. Coke	34,938	104,814	2,736,873	25,489	4,236,901 (3)
Jaime J. Cannon	13,976	41,928	1,095,439	11,046	1,745,496 (4)
John T. Meyer	13,976	41,928	1,095,439	11,046	1,745,496 (4)

(1)

Amounts presented represent potential future payouts under our Long-Term Incentive Plan awards granted by our compensation committee on January 6, 2023 for the performance measurement period from January 1, 2023 to December 31, 2025. The size of the actual awards, if any, will depend on our achievement of specified performance metrics during and through the end of the performance period. Actual awards, if earned, will be paid out in shares of our common stock in early 2026. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see footnotes 2 and 5 to the “Summary Compensation Table” above and “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

(2)

Represents shares of restricted common stock that were issued on August 1, 2023. These shares of restricted stock vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(3)

Represents a grant date fair value, computed in accordance with FASB ASC Topic 718, of $2,736,873 determined based on the probable outcome of the award granted by our compensation committee in 2023 under our Long-Term Incentive Plan for the performance period from January 1, 2023 to December 31, 2025. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year for a discussion of the relevant assumptions used in calculating the value. Refer also to footnote 2 to the “Summary Compensation Table” above. Also includes an award of 25,489 shares of restricted stock granted to each of Messrs. Baird and Coke on August 1, 2023 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,500,028. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year for a discussion of the relevant assumptions used in calculating the value. Refer also to footnote 2 to the “Summary Compensation Table” above.

(4)

Represents a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,095,439 determined based on the probable outcome of the award granted by our compensation committee in 2023 under our Long-Term Incentive Plan for the performance period from January 1, 2023 to December 31, 2025. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year for a discussion of the relevant assumptions used in calculating the value. Refer also to footnote 5 to the “Summary Compensation Table” above. Also includes an award of 11,046 shares of restricted stock granted to each of Messrs. Cannon and Meyer on August 1, 2023 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $650,057. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year for a discussion of the relevant assumptions used in calculating the value. Refer also to footnote 5 to the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The table below contains information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2023.

	Stock Awards
Name	Number of Shares that Have Not Vested		Market Value of Shares that Have Not Vested ($)(11)	Equity Inventive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Inventive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Blake Baird	20,235 16,440 14,663 28,944 25,489	(1) (2) (3) (4) (5)	1,268,127 1,030,295 918,930 1,813,920 1,597,396	— — — — — —	(12)	— — — — — —	(12)
	—		—	19,324	(13)	1,211,035	(14)
	—		—	34,938	(15)	2,189,564	(14)
Michael A. Coke	20,235 16,440 14,663 28,944 25,489	(1) (2) (3) (4) (5)	1,268,127 1,030,295 918,930 1,813,920 1,597,396	— — — — —	(12)	— — — — —	(12)
	—		—	19,324	(13)	1,211,035	(14)
	—		—	34,938	(15)	2,189,564	(14)
Jaime J. Cannon	10,118	(6)	634,095
	8,220 7,332 12,864 11,046 — —	(7) (8) (9) (10)	515,147 459,496 806,187 692,253 — —	— 7,850 13,976	(16) (13) (15)	— 491,960 875,876	(16) (14) (14)
John T. Meyer	10,118	(6)	634,095
	8,220 7,332 12,864 11,046 — —	(7) (8) (9) (10)	515,147 459,496 806,187 692,253 — —	— 7,850 13,976	(16) (13) (15)	— 491,960 875,876	(16) (14) (14)

(1)

Represents unvested shares of restricted common stock that were issued to Messrs. Baird and Coke, respectively, on July 26, 2019. On such date, Messrs. Baird and Coke were each granted 20,235 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(2)

Represents unvested shares of restricted common stock that were issued to Messrs. Baird and Coke, respectively, on August 4, 2020. On such date, Messrs. Baird and Coke were each granted 16,440 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(3)

Represents unvested shares of restricted common stock that were issued to Messrs. Baird and Coke, respectively, on August 3, 2021. On such date, Messrs. Baird and Coke were each granted 14,663 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(4)

Represents unvested shares of restricted common stock that were issued to Messrs. Baird and Coke, respectively, on August 2, 2022. On such date, Messrs. Baird and Coke were each granted 28,944 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(5)

Represents unvested shares of restricted common stock that were issued to Messrs. Baird and Coke, respectively, on August 1, 2023. On such date, Messrs. Baird and Coke were each granted 25,489 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(6)

Represents unvested shares of restricted common stock that were issued to each of Messrs. Cannon and Meyer on July 26, 2019. On such date, Messrs. Cannon and Meyer were each granted 10,118 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(7)

Represents unvested shares of restricted common stock that were issued to each of Messrs. Cannon and Meyer on August 4, 2020. On such date, Messrs. Cannon and Meyer were each granted 8,220 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(8)

Represents unvested shares of restricted common stock that were issued to each of Messrs. Cannon and Meyer on August 3, 2021. On such date, Messrs. Cannon and Meyer were each granted 7,332 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(9)

Represents unvested shares of restricted common stock that were issued to Messrs. Cannon and Meyer, respectively, on August 2, 2022. On such date, Messrs. Cannon and Meyer were each granted 12,864 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(10)

Represents unvested shares of restricted common stock that were issued to Messrs. Cannon and Meyer, respectively, on August 1, 2023. On such date, Messrs. Cannon and Meyer were each granted 11,046 shares of restricted common stock, which vest with respect to 100% of the shares on the fifth anniversary of the grant date, subject to the executive’s continued employment with the Company or its subsidiaries through the vesting date.

(11)

The dollar amounts indicated under the “Market Value of Shares That Have Not Vested” column represent the fair value of the unvested shares of restricted common stock, calculated based on the closing price per share of our common stock on the last trading day of 2023 of $62.67.

(12)

Subsequent to December 31, 2023, the compensation committee determined that the executives did not earn any shares under the Long-Term Incentive Plan for the performance period ending on December 31, 2023. Therefore, no amounts are reflected in the table with respect to such award.

(13)

Represents the number of shares that would be paid to the executive under our Long-Term Incentive Plan for the performance measurement period ending on December 31, 2024, assuming the target performance measurements have been met at the end of such performance measurement period. The size of the actual award, if any, will depend on our achievement of specified performance metrics during and through the end of such performance period. Actual awards, if earned, are measured in a number of shares and will be paid out in shares of common stock in early 2025. For purposes of this table, the estimated dollar amount of the aggregate target awards was calculated based on the closing price per share of common stock on the last day trading day of 2023 of $62.67. No actual shares have been issued to date pursuant to this award. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.
(14)

The dollar amount indicated is the estimated dollar value of the applicable target Long-Term Incentive Plan award described in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column and the related footnotes. No actual shares have been issued to date pursuant to such awards.

(15)

Represents the number of shares that would be paid to the executive under our Long-Term Incentive Plan for the performance measurement period ending on December 31, 2025, assuming the target performance measurements have been met at the end of such performance measurement period. The size of the actual award, if any, will depend on our achievement of specified performance metrics during and through the end of such performance period. Actual awards, if earned, are measured in a number of shares and will be paid out in shares of common stock in early 2026. For purposes of this table, the estimated dollar amount of the aggregate target awards was calculated based on the closing price per share of common stock on the last day trading day of 2023 of $62.67. No actual shares have been issued to date pursuant to this award. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

(16)

Subsequent to December 31, 2023, the compensation committee determined that the executives did not earn any shares under the Long-Term Incentive Plan for the performance period ending on December 31, 2023. Therefore, no amounts are reflected in the table with respect to such award.

STOCK VESTED TABLE

The following table sets forth the number of shares of common stock that vested and the aggregate dollar value realized as a result of the vesting of restricted stock during fiscal year 2023 with respect to our named executive officers. During fiscal year 2023, no shares of common stock vested with respect to Messrs. Cannon and Meyer.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
W. Blake Baird	13,456	791,886
Michael A. Coke	13,456	791,886

(1)	The value realized upon vesting was determined by multiplying the number of shares that vested by the price per share of our common stock at the time of vesting.

NONQUALIFIED DEFERRED COMPENSATION

Under the Deferred Compensation Plan, we allow a select group of management and our non-employee directors to defer receiving certain of their cash and equity-based compensation. Participants in the Deferred Compensation Plan who are employees may defer all or a portion of their annual base salaries and their annual cash bonuses. Participants who are non-employee directors may defer all or a portion of their cash directors’ fees. Employee participants may defer all or a portion of any performance share awards that they receive under our Long-Term Incentive Plan and 2019 Equity Incentive Plan, subject to certain restrictions. In addition, non-employee director participants may defer all or a portion of any unrestricted stock awards that they receive under our 2019 Equity Incentive Plan. Dividends paid, if any, on deferred equity awards will also be deferred under the Deferred Compensation Plan. Any amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. In connection with this plan, the Company has established a “rabbi trust” overseen by an independent trustee (the “Rabbi Trust”) wherein the trustee is directed to make investments of the deferred cash amounts which track as closely as possible to those selected by each participant in order to generally match its liabilities to the participants under the deferred compensation plan with equivalent assets and thereby limit market risk.

Generally, distributions under the Deferred Compensation Plan will be paid in the form of payment designated by the participant upon separation from service for any reason including death and retirement (or six months thereafter, in the case of any participant who is a “specified employee” within the meaning of Code Section 409A). Distributions may be paid either (i) as a lump sum payment or (ii) in annual installments over a five year or ten year period. Participants will designate their form of payment at the time of their initial deferral election and may not modify the form of payment designated in such election.

The following table shows deferrals made by our named executive officers and non-employee directors to the Deferred Compensation Plan during the year ended December 31, 2023.

	Executive Contributions in 2023 ($)		Aggregate Earnings (Loss) in 2023 ($) (3)	Aggregate Distributions in 2023 ($)	Aggregate Balance at 12/31/2023 ($) (4)
W. Blake Baird	1,959,183	(1)	1,169,216	—	10,627,427
Michael A. Coke	1,959,183	(1)	1,208,093	—	10,699,855
Jaime J. Cannon	816,385	(1)	506,600	—	4,472,987
John T. Meyer	816,385	(1)	498,038	—	4,462,438
Linda Assante	125,008	(2)	35,519	—	365,285
David M. Lee (5)	13,750		4,677	(50,246)	470,874

(1)

Amounts represent the dollar value of the stock award granted under the Long-Term Incentive Plan with respect to the performance period that ended on December 31, 2022. Each of Messrs. Baird and Coke were issued 33,456 shares of common stock and each of Messrs. Cannon and Meyer were issued 13,941 shares of common stock in connection with the award.

(2)

Amounts include approximately $125,008 in the form of unrestricted common stock granted at the 2023 annual meeting of stockholders and deferral of cash fees paid during the year ended December 31, 2022. Such amounts are reflected in the table under the “Director Compensation” section below.

(3)

Aggregate earnings in 2023 represent the income and net unrealized gain or loss reported by the trustee of the Deferred Compensation Plan due to stock price appreciation of deferred shares and dividends credited to such shares. None of the earnings set forth in this column are considered above-market or preferential as determined under SEC rules, and, therefore, none of such amounts are reflected in the “Summary Compensation Table” or in the table under the “Director Compensation” section below.

(4)

The balances, if any, shown represent compensation already reported in the “Summary Compensation Table” in the proxy statement in recent years, except for any earnings that were not above-market or preferential as determined under SEC rules.

(5)	Mr. Lee served on our board of directors until the 2023 Annual Meeting of Stockholders on May 2, 2023.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Chief Executive Officer (1)	Compensation Actually Paid to Chief Executive Officer (2)	Summary Compensation Table Total for President (1)	Compensation Actually Paid to President (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Total Shareholder Return (5)	MSCI U.S. REIT Index Total Shareholder Return (6)	Net Income (millions) (7)	FTSE Nareit Equity Industrial Index Total Stockholder Return (8)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$5,046,801	$4,277,319	$5,046,801	$4,277,319	$2,530,396	$2,225,627	$113.65	$113.96	$150.7	$119.27
2022	$4,429,691	($1,627,319)	$4,429,691	($1,627,319)	$2,316,211	($156,194)	$68.87	$75.71	$197.2	$72.42
2021	$3,840,303	$7,538,940	$3,840,303	$7,538,940	$2,065,884	$3,529,118	$156.04	$149.09	$87.3	$169.18
2020	$3,464,667	$5,681,333	$3,464,667	$5,681,333	$1,761,652	$2,444,185	$111.56	$93.96	$79.4	$113.26

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for each of Mr. Baird (our chief executive officer) and Mr. Coke (our president) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Baird and Mr. Coke, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Baird or Mr. Coke during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Baird and Mr. Coke’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Compensation Actually Paid to PEO ($)
2023	5,046,801	(4,236,901)	3,467,419	4,277,319
2022	4,429,691	(3,620,541)	(2,436,469)	(1,627,319)
2021	3,840,303	(3,031,603)	6,730,240	7,538,940
2020	3,464,667	(2,656,117)	4,872,793	5,681,333

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (“NEOs”) as a group (excluding Messrs. Baird and Coke, who have served as our chief executive officer and our president since 2010) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Jaime J. Cannon and John T. Meyer, (ii) for 2022, Jaime J. Cannon and John T. Meyer; (iii) for 2021, Jaime J. Cannon, Andrew T. Burke and John T. Meyer; and (iv) for 2020, Jaime J. Cannon, Andrew T. Burke and John T. Meyer. Andrew Burke served as our executive vice president and was considered a NEO in each of 2021 and 2020. Mr. Burke resigned on April 15, 2022.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Messrs. Baird and Coke), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,530,396	($1,745,196)	$1,440,727	$2,225,627
2022	$2,316,211	($1,539,561)	($932,844)	($156,194)
2021	$2,065,884	($1,298,059)	$2,761,293	$3,529,118
2020	$1,761,652	($1,190,102)	$1,872,635	$2,444,185

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(5)
Total Stockholder Return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)	Represents the total stockholder return of the MSCI U.S. REIT Index TSR (RMS).
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)	Represents the total stockholder return of the FTSE Nareit Industrial Index.

Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incenting our NEOs to increase the per share value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Relative Total Stockholder Return or “TSR” as compared to the MSCI U.S. REIT Index and FTSE Nareit Equity Industrial Index

•	Cash-basis same store net operating income

•	Funds From Operations per share

•	Capital Deployment and Disposition Volume
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Total Stockholder Return
The amount of compensation actually paid to Messrs. Baird and Coke and the average amount of compensation actually paid to the Company’s other NEOs as a group is aligned with the Company’s Total Stockholder Return over the three years presented in the table. The alignment of compensation actually paid with the Company’s TSR over the period presented is because a significant portion of the compensation actually paid to Messrs. Baird and Coke and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” approximately 84% of Messrs. Baird and Coke’s direct compensation was at-risk
equity, of which approximately 54% was variable incentive equity based solely on three-year total stockholder return outperformance under the Long-Term Incentive Plan and approximately 30% was variable incentive equity based on changes in stock price during the restricted stock vesting period.
Compensation Actually Paid and Net Income
As demonstrated by the preceding table, the amount of compensation actually paid to Messrs. Baird and Coke and the average amount of compensation actually paid to the Company’s other NEOs as a group is generally aligned with the Company’s net income over the three years presented in the table. While the Company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is a contributor to the Company’s total stockholder return.
Cumulative Total Stockholder Return of the Company and Cumulative Total Stockholder Return of the MSCI U.S. REIT Index and the FTSE NAREIT Industrial Index
As demonstrated by the following table, the Company’s total stockholder return over the three year period presented was 17.8%, while the cumulative total stockholder return of the MSCI U.S. REIT Index was 23.8% and the FTSE Nareit Equity Industrial Index was 39.5%. The Company’s three-year total stockholder return underperformed the MSCI U.S. REIT index and the FTSE Nareit Equity Industrial Index. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation – Compensation Discussion and Analysis.”

	Total Stockholder Return
Measurement Period	Terreno Realty Corporation	MSCI U.S. REIT Index (RMS)	FTSE Nareit Equity Industrial Index
January 1, 2021 – December 31, 2023	17.8%	23.8%	39.5%

PAYMENTS UPON TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

Severance agreements that we have entered into with our named executive officers require us to make certain payments and provide certain benefits to them in the event of a termination of their employment under certain circumstances, including following a change of control of our company. This section provides a discussion of those payments and benefits, along with certain other terms of those agreements.

Severance Agreements. We entered into severance agreements with Messrs. Baird and Coke. Under the severance agreements, in the event that we terminate the executive’s employment without “cause” or the executive resigns for “good reason” (as each term is defined in their respective severance agreement), the executive will be entitled to receive, subject to the executive’s execution of a general release of claims, a cash severance payment that is equal to the sum of (i) the executive’s then-current annual base salary and (ii) the amount of the target value for each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that has not ended as of the executive’s date of termination. If such termination occurs within 12 months following a “change in control” (as defined in their respective severance agreement) of the Company, the cash severance payment that the executive will be entitled to receive is equal to two times the sum of (i) the executive’s then-current annual base salary and (ii) the greater of the target value or the calculated value as of the date upon which a change in control occurred for each of his outstanding awards under the Long- Term Incentive Plan with a performance measurement period that had not ended as of the change in control, with the change in control date being deemed the last day of the performance measurement period. In the case of such a change in control, the calculated value of each such outstanding award under the Long-Term Incentive Plan will be determined, if applicable, using a closing stock price (as defined under the Long-Term Incentive Plan) that is equal to the fair market value, as determined by the compensation committee, of the total consideration paid or payable in the transaction resulting in the change in control for one share of our common stock. In addition, in the event that we terminate the executive’s employment without cause or the executive resigns for good reason, the executive will be eligible to continue to participate, subject to his copayment of premium amounts at the active employees’ rate, in the Company’s group health, dental and vision programs for a period of 18 months following termination.

Under the terms of the severance agreements with Messrs. Baird and Coke, in the event either the executive’s employment is terminated on account of his death or disability, he is entitled to receive (or his estate in the case of death) a cash payment equal to the sum of the target value of each of his outstanding awards under the Company’s Long-Term Incentive Plan with a performance measurement period that has not ended as of the executive’s date of termination, subject to the executive’s execution of a general release of claims in the case of a termination due to disability.

We also have severance agreements with each of Messrs. Cannon and Meyer that provide that, in the event that we terminate the executive’s employment without “cause” or the executive resigns for “good reason” (as each term is defined in their respective severance agreement), the executive will be entitled to receive, subject to the executive’s execution of a general release of claims, a cash severance payment that is equal to the sum of (i) the executive’s then-current annual base salary and (ii) the amount of the target value for each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that has not ended as of the executive’s date of termination. If such termination occurs within 12 months following a “change in control” (as defined in their respective severance agreement) of the Company, the cash severance payment that the executive will be entitled to receive is equal to the sum of (i) the executive’s then-current annual base salary and (ii) the greater of the target value or the calculated value as of the date upon which a change in control) occurred for each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that had not ended as of the change in control, with the change in control date being deemed the last day of the performance measurement period. In the case of such a change in control, the calculated value of each such outstanding award under the Long-Term Incentive Plan will be determined, if applicable, using a closing stock price (as defined under the Long-Term Incentive Plan) that is equal to the fair market value, as determined by the compensation committee, of the total consideration paid or payable in the transaction resulting in the change in control for one share of our common stock. In addition, in the event that we terminate the executive’s employment without cause or the executive resigns for good reason, the executive will be eligible to continue to participate, subject to his copayment of premium amounts at the active employees’ rate, in the Company’s group health, dental and vision programs for a period of 18 months following termination.

Under the terms of the severance agreements with Messrs. Cannon and Meyer, if the executive’s employment is terminated on account of his death or disability, the cash severance payment he is entitled to receive is equal to the sum of the target value of each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that has not ended as of the executive’s date of termination, subject to the executive’s execution of a general release of claims in the case of a termination due to disability.

In addition, under the terms of the severance agreements with Messrs. Baird, Coke, Cannon and Meyer, in the event that the executive’s employment is terminated under the scenarios above, all of his time-based restricted stock will fully vest. No payments will be made to compensate Messrs. Baird, Coke, Cannon or Meyer for additional taxes, if any, imposed under Section 4999 of the Code for receipt of excess parachute payments.

In addition, under the scenarios above, Messrs. Baird, Coke, Cannon and Meyer are entitled to receive any earned but unpaid base salary and any earned but unpaid incentive compensation (if any). The severance agreements with Messrs. Baird, Coke, Cannon and Meyer provide that during the term of the executive’s employment and for 12 months after the termination of his employment for any reason, the executive has agreed not to solicit our employees to leave their employment with us or to solicit any customer or supplier to terminate or otherwise modify adversely its business relationship with us.

The following table sets forth the amounts that would have been paid to our named executive officers (i) upon death or disability; (ii) in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a “change in control”; and (iii) in the event of a termination by us without “cause” or by the executive for “good reason” within 12 months after a “change in control”; in each case, occurring as of December 31, 2023.

Cost of Termination Under Severance Agreements

As of December 31, 2023

Name	Cash Severance ($)	Continued Medical Benefits ($)	Accelerated Vesting of Restricted Stock ($)(8)	Long-Term Incentive Plan Cash Payment ($)	Total Payments ($)

W. Blake Baird
Termination upon Death or Disability (1)	— (6)	—	6,628,669	4,829,350(6)	11,458,019
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	800,000 (7)	62,784	6,628,669	4,829,350(7)	12,320,803
Termination by Company Without Cause or by Executive with Good Reason within 12 months following a Change in Control (4)	1,600,000(4)	62,784	6,628,669	11,850,772(4)	20,142,224	(4)

Michael A. Coke
Termination upon Death or Disability (1)	— (6)	—	6,628,669	4,829,350(6)	11,458,019
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	800,000 (7)	96,157	6,628,669	4,829,350(7)	12,354,176
Termination by Company Without Cause or by Executive with Good Reason within 12 months following a Change in Control (4)	1,600,000(4)	96,157	6,628,669	11,850,772(4)	20,175,597	(4)

Jaime J. Cannon
Termination upon Death or Disability (1)	375,000(6)	—	3,107,179	1,972,852(6)	5,455,030
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	775,000(7)	96,157	3,107,179	1,972,852(7)	5,951,187
Termination by Company Without Cause or by Executive with Good Reason within 12 months following a Change in Control (5)	775,000(5)	96,157	3,107,179	2,410,790(5)	6,389,125	(5)

John T. Meyer
Termination upon Death or Disability (1)	375,000(6)	—	3,107,179	1,972,852(6)	5,455,030
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	775,000(7)	96,157	3,107,179	1,972,852(7)	5,951,187
Termination by Company Without Cause or by Executive with Good Reason within 12 months following a Change in Control (5)	775,000(5)	96,157	3,107,179	2,410,790(5)	6,389,125	(5)

(1)

Under our severance agreements with Messrs. Baird, Coke, Cannon and Meyer, we may terminate the executive’s employment in the event that the executive is disabled and unable to perform the essential functions of his employment with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

(2)

Under our severance agreements with Messrs. Baird, Coke, Cannon and Meyer, we may terminate the executive’s employment at any time without cause. Cause means: (i) conduct by the executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of our subsidiaries or affiliates other than the occasional customary de minimis use of Company property for personal purposes; (ii) the commission by the executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the executive that would reasonably be expected to result in material injury or reputational harm to us if he were retained in his position; (iii) continued non-performance by the executive of his duties (other than by reason of the executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from our board of directors; (iv) a breach by the executive of any of his confidentiality or non-solicitation obligations under his severance agreement; (v) a material violation by the executive of our written employment policies, or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(3)

Under our severance agreements with Messrs. Baird, Coke, Cannon and Meyer, the executive may terminate his employment with good reason. Good reason means that the executive has complied with the good reason process following the occurrence of any of the following events: (i) a material diminution in the executive’s responsibilities, authority or duties; (ii) a material diminution in the executive’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the executive provides services to the Company; or (iv) our material breach of the severance agreement. Good reason process means that (i) the executive reasonably determines in good faith that a good reason condition has occurred; (ii) the executive notifies us in writing of the first occurrence of the good reason condition within 60 days of the first occurrence of such condition; (iii) the executive cooperates in good faith with our efforts, for a cure period not less than 30 days following such notice, to remedy the condition; (iv) notwithstanding such efforts, the good reason condition continues to exist; and (v) the executive terminates his employment within 60 days after the end of the cure period. If we cure the good reason condition during the cure period, good reason will not be deemed to have occurred.

(4)

Under our severance agreements with Messrs. Baird and Coke, if we terminated the executive’s employment without cause or the executive terminated his employment with us with good reason (as described in footnotes 2 and 3 above) and such termination occurred within 12 months after a change in control, the cash severance amount would have been equal to any earned but unpaid incentive compensation (if any) plus two times the sum of the executive’s then-current annual base salary plus the greater of the target value or the calculated value of each outstanding award under our Long-Term Incentive Plan. The cash severance amount with respect to each outstanding award was determined using the greater of the target value or the calculated value as of December 31, 2023. The sum of the aggregate target values of the outstanding awards as of December 31, 2023 for each of Messrs. Baird and Coke was approximately $4.8 million. If the cash severance with respect to each such award was paid at the target value instead of the calculated value as of December 31, 2023, the total cash severance for each executive would be approximately $18.0 million instead of the approximately $20.2 million amount reflected in the “Total Payments” column.

(5)

Under our severance agreements with Messrs. Cannon and Meyer, if we terminated the executive’s employment without cause or the executive terminated his employment with us with good reason( as described in footnotes 2 and 3 above) and such termination occurred within 12 months after a change in control, the cash severance amount would have been equal to any earned but unpaid incentive compensation (if any) plus one times the sum of the executive’s then-current annual base salary plus the greater of the target value or the calculated value of each outstanding award under our Long-Term Incentive Plan. The cash severance amount with respect to each outstanding award was determined using the greater of the target value or the calculated value as of December 31, 2023. The sum of the aggregate target values of the outstanding awards as of December 31, 2023 for each of Messrs. Cannon and Meyer was approximately $2.0 million. If the cash severance with respect to each such award was paid at the target value instead of the calculated value as of December 31, 2023, the total cash severance for each executive would be approximately $6.0 million instead of the approximately $6.4 million amount reflected in the “Total Payments” column.

(6)

Under our severance agreements with Messrs. Baird, Coke, Cannon and Meyer, if the executive’s employment was terminated upon his death or disability (as described in footnote 1 above), the executive, or his estate, as the case may be, would have been entitled to receive any earned but unpaid incentive compensation (if any) plus the target dollar value of each of his outstanding awards under our Long-Term Incentive Plan.

(7)

Under our severance agreements with Messrs. Baird, Coke, Cannon, and Meyer, if we terminated the executive’s employment without cause or the executive terminated his employment with us with good reason as described in footnotes 2 and 3 above, the executive would have been entitled to receive a cash severance payment equal to any earned but unpaid incentive compensation (if any) plus one times the executive’s then-current annual base salary plus the target dollar value of each of his outstanding awards under our Long-Term Incentive Plan.
(8)

Represents the value of the acceleration of the executive’s unvested shares of restricted stock owned by the executive as of December 29, 2023, calculated by multiplying the number of unvested shares by $62.67, closing price per share of common stock on the last day of trading of 2023.

DIRECTOR COMPENSATION

Our board of directors has approved a compensation program for our independent directors in the form of cash and equity awards.

We pay an annual fee of $55,000 to our independent directors, which is payable quarterly in cash. In addition, we reimburse our directors for reasonable out-of-pocket expenses incurred in connection with performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at board and committee meetings. We also reimburse our directors for approved director education programs. Our directors do not receive any perquisites or above-market nonqualified deferred compensation plan earnings.

Our non-employee directors may elect, in accordance with our Deferred Compensation Plan, to defer all or a portion of their annual fees and their unrestricted stock awards that they receive under the 2019 Equity Incentive Plan. See “Nonqualified Deferred Compensation” for more information.

In connection with the 2023 annual meeting of stockholders, each of our independent directors received approximately $125,008 in the form of unrestricted common stock.

The following table summarizes the compensation of our non-employee directors in 2023. Messrs. Baird and Coke receive no compensation for their service as directors, and the compensation received by Messrs. Baird and Coke as employees during 2023 is presented in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
Linda Assante	55,000	125,008	180,008
Gary N. Boston	55,000	125,008	180,008
LeRoy E. Carlson	55,000	125,008	180,008
David M. Lee (3)	13,750	—	13,750
Irene H. Oh	55,000	125,008	180,008
Douglas M. Pasquale	55,000	125,008	180,008
Dennis Polk	55,000	125,008	180,008

(1)	Amounts reflect the grant date fair value of the unrestricted stock awards granted to our non-employee directors in 2023 computed in accordance with FASB ASC Topic 718.
(2)	None of our non-employee directors held unvested equity awards as of December 31, 2023.
(3)	Represents fees earned through the 2023 Annual Meeting of Stockholders held on May 2, 2023. Mr. Lee did not stand for re-election at the 2023 Annual Meeting of Stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023 regarding our 2019 Equity Incentive Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:		(1)(2)	N/A	500,490
Equity compensation plans not approved by security holders:	N/A		N/A	N/A

Total		(1)(2)	N/A	500,490

(1)	The 2019 Equity Incentive Plan does not provide for options, warrants or rights.
(2)	Does not include 419,057 shares of unvested restricted stock as of December 31, 2023, as such shares have been reflected in our total shares outstanding.

CERTAIN TRANSACTIONS

Related Person Transaction Approval Policy

All related person transactions must be reviewed and approved by a majority of the independent directors on our board of directors in advance of our or any of our subsidiaries entering into the transaction. If we or any of our subsidiaries enters into a transaction without recognizing that the transaction constitutes a related person transaction, this approval requirement will be satisfied if the transaction is promptly reviewed, approved and ratified by a majority of the independent directors on our board of directors after we recognize that the transaction constituted a related person transaction. If any related person transaction is not approved or ratified by a majority of the independent directors on our board of directors, management shall use all reasonable efforts to amend, cancel or rescind such transaction. Additionally, any related person transaction previously approved by a majority of the independent directors on our board of directors or otherwise already existing that is ongoing in nature shall be reviewed by a majority of the independent directors on our board of directors on an annual basis to ensure that such transaction has been conducted in accordance with the previous approval granted and remains appropriate. The term “related person transaction” refers to a transaction required to be disclosed by the Company pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. There were no such related person transactions in 2021 through the date of this proxy statement.

In addition to any applicable requirements under the Maryland General Corporation Law, the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, is required to authorize, approve or ratify any transaction, agreement or relationship of the Company in which any director, officer or employee of the Company has an interest.

SECURITY OWNERSHIP

The table below sets forth, as of March 8, 2024, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Terreno Realty Corporation, 10500 NE 8th Street, Suite 1910, Bellevue, WA 98004.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC. Percentage ownership in the following table is based on 90,038,801 shares of common stock outstanding as of the close of business on March 8, 2024. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to the securities.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares Beneficially Owned (2)
W. Blake Baird (3)	795,150	0.9%
Michael A. Coke (3)	556,435	0.6%
John T. Meyer (4)	177,063	0.2%
Jaime J. Cannon (4)	168,002	0.2%
Douglas M. Pasquale	107,598	0.1%
Dennis Polk	54,060	0.1%
Leroy E. Carlson	34,871	0.0%
Linda Assante	7,463	0.0%
Gary N. Boston	3,125	0.0%
Irene H. Oh	2,080	0.0%
All directors and executive officers as a group (10 persons)	1,905,847	2.1%
The Vanguard Group (5)	12,061,890	13.4%
BlackRock, Inc. (6)	8,671,273	9.6%
FMR LLC (7)	6,215,776	6.9%
Invesco Ltd. (8)	5,475,342	6.1%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)	Based on a total of 90,038,801 shares of common stock outstanding as of March 8, 2024.
(3)

Includes 105,771 shares of restricted common stock granted to each of Messrs. Baird and Coke that are subject to vesting. Also includes 160,447 shares of common stock that are held in a Rabbi Trust pursuant to the Company’s Deferred Compensation Plan.

(4)

Includes 49,580 shares of restricted common stock granted to each of Messrs. Cannon and Meyer that are subject to vesting. Also includes 67,314 shares of common stock that are held in a Rabbi Trust pursuant to the Company’s Deferred Compensation Plan.

(5)

Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A states that The Vanguard Group has sole voting power with respect to none of such shares, shared voting power with respect to 123,996 of such shares, sole dispositive power with respect to 11,849,645 of such shares and shared dispositive power with respect to 212,245 of such shares. The percentage beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 8, 2024.

(6)

Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2024. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 8,262,290 of such shares, shared voting and dispositive power with respect to none of such shares, and sole dispositive power with respect to all of such shares. The percentage beneficial ownership has been adjusted to reflect actual shares of common stock outstanding as of the close of business on March 8, 2024.

(7)

Based solely on information contained in a Schedule 13G/A filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 9, 2024. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210. The Schedule 13G/A states that each of FMR LLC and Abigail P. Johnson has sole dispositive power with respect to all of such shares. The Schedule 13G/A also states that FMR LLC has sole voting power with respect to 6,132,941 of such shares. The percentage beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 8, 2024.

(8)

Based solely on information contained in a Schedule 13G filed by Invesco Ltd. with the SEC on February 9, 2024. The address of Invesco Ltd. is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309. The Schedule 13G states that Invesco Ltd. has sole voting power with respect to 3,813,176 of such shares, shared voting and dispositive power with respect to none of the shares and sole dispositive power with respect to 5,475,342 of such shares. Additionally, the Schedule 13G filed by Invesco Ltd. reports that Invesco Ltd. is the parent holding company to its investment advisors and, as such, may be deemed the beneficial owner of the shares that are listed in the Schedule 13G. The percentage beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 8, 2024.

STOCKHOLDER PROPOSALS

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice accompanied by the information and other materials specified in our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2025 annual meeting of stockholders, but not included in our proxy statement, generally must be received by our corporate secretary after October 23, 2024 and prior to 5:00 p.m., Eastern Time, the close of business, on November 22, 2025. If the 2025 annual meeting of stockholders is scheduled to take place before April 7, 2025 or after June 6, 2025, then notice must be delivered no earlier than the 150th day prior to the 2025 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2025 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made by the Company. If the number of directors to be elected at the 2025 annual meeting of stockholders is increased, and there is no public announcement of such increase before November 12, 2024, then notice of nominees for any new positions created by such increase must be delivered not later than 5:00 p.m., Eastern Time, the close of business, on the later of November 12, 2024 and the tenth day after the day on which public announcement of such increase is first made by the Company.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2025 annual meeting of stockholders, or for presentation at such meeting, is November 22, 2024. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8. Additionally, the notice of a nomination must also set forth the information required by Rule 14a-19 under the Exchange Act.

Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2025 annual meeting. Stockholder proposals or nominations and the other materials required by our bylaws or the Exchange Act should be mailed to the attention of our corporate secretary, and copies of the advance notification requirements may be obtained from, our corporate secretary at 10500 NE 8th Street, Suite 1910, Bellevue, WA 98004. A copy of our bylaws may be obtained from our corporate secretary by written request to the same address.

2023 ANNUAL REPORT

Copies of our 2023 Annual Report, financial statements and Form 10-K for the year ended December 31, 2023, as filed with the SEC, may be obtained without charge by contacting Terreno Realty Corporation — Investor Relations, 10500 NE 8th Street, Suite 1910, Bellevue, WA 98004.

OTHER MATTERS

Our board of directors knows of no other matters that may properly be presented for stockholder action at the 2024 annual meeting of stockholders, other than procedural matters relating to the proposals disclosed in this proxy statement. If any other matters are properly presented at the meeting for action, the persons named in the proxies will vote upon such matters in accordance with their discretion.

TERRENO REALTY CORPORATION 10500 NE 8TH STREET, SUITE 1910 BELLEVUE, WA 98004

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V35953-P07615      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TERRENO REALTY CORPORATION
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. W. Blake Baird	☐	☐	☐

	1b. Michael A. Coke	☐	☐	☐

	1c. Gary N. Boston	☐	☐	☐

	1d. LeRoy E. Carlson	☐	☐	☐

	1e. Irene H. Oh	☐	☐	☐

	1f. Douglas M. Pasquale	☐	☐	☐

	1g. Dennis Polk	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. Adoption of a resolution to approve, on a non-binding advisory basis, the compensation of certain executives, as more fully described in the proxy statement.	☐	☐	☐

3. Ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2024 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2023 Annual Report, including Form 10-K are available at www.proxyvote.com

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V35954-P07615

TERRENO REALTY CORPORATION

Proxy for 2024 Annual Meeting of Stockholders

May 7, 2024 8:00 AM, Pacific Time

Proxy Solicited by the Board of Directors of Terreno Realty Corporation for the 2024 Annual Meeting of Stockholders to be held on May 7, 2024.

The undersigned stockholder of Terreno Realty Corporation, a Maryland corporation, signing on the reverse side of this proxy card, hereby appoints W. Blake Baird and Michael A. Coke, and each of them, as proxies of the undersigned, with full power of substitution in each of them, to attend the 2024 Annual Meeting of Stockholders to be held at Terreno Realty Corporation, 10500 NE 8th Street, Suite 1910, Bellevue, WA 98004 on Tuesday, May 7, 2024 at 8:00 a.m., local time, and at any adjournments or postponements of the meeting, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at such meeting with all power possessed by the undersigned if personally present at the meeting. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders with respect to such meeting, the proxy statement and the 2023 annual report and revokes any proxy heretofore given with respect to such meeting.

When properly executed, the votes to be cast by the undersigned will be cast in the manner directed by the undersigned stockholder. If this proxy is properly executed but no direction is given, this proxy will be voted FOR the election of all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. The Board of Directors unanimously recommends a vote FOR all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Continued and to be signed on reverse side